Exhibit 99.1

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

AUDITED FINANCIAL STATEMENTS FILED AS PART OF THIS REPORT

SCHEDULE FILED AS PART OF THIS REPORT

Page No.
Schedule III – Summary of Real Estate Owned	34

All other schedules are omitted since the required information is not present or is not present in amounts sufficient to require submission of the schedule, or because the information required is included in the consolidated financial statements and notes thereto.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners

American Campus Communities Operating Partnership L.P.

We have audited the accompanying consolidated balance sheets of American Campus Communities Operating Partnership L.P. (the Operating Partnership) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in capital, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Operating Partnership’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Campus Communities Operating Partnership L.P. at December 31, 2011 and 2010 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Austin, Texas

May 2, 2012

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

	December 31, 2011	December 31, 2010
Assets

Investments in real estate:
Wholly-owned properties, net	$2,761,757	$2,433,844
Wholly-owned property held for sale	27,300	—
On-campus participating properties, net	59,850	62,486

Investments in real estate, net	2,848,907	2,496,330

Cash and cash equivalents	22,399	113,507
Restricted cash	22,956	26,764
Student contracts receivable, net	5,324	5,736
Other assets	108,996	51,147

Total assets	$3,008,582	$2,693,484

Liabilities and capital

Liabilities:
Secured mortgage, construction and bond debt	$858,530	$1,144,103
Unsecured term loan	200,000	—
Senior secured term loan	—	100,000
Unsecured revolving credit facility	273,000	—
Secured agency facility	116,000	101,000
Accounts payable and accrued expenses	36,884	34,771
Other liabilities	77,840	61,011

Total liabilities	1,562,254	1,440,885

Commitments and contingencies (Note 17)

Redeemable limited partners	42,529	34,704

Capital:
Partners’ capital:
General partner – 12,222 OP units outstanding at both December 31, 2011 and 2010	125	132
Limited partner – 72,747,324 and 66,863,441 OP units outstanding at December 31, 2011 and 2010, respectively	1,378,451	1,219,333
Accumulated other comprehensive loss	(3,360)	(5,503)

Total partners’ capital	1,375,216	1,213,962
Noncontrolling interests – partially owned properties	28,583	3,933

Total capital	1,403,799	1,217,895

Total liabilities and capital	$3,008,582	$2,693,484

See accompanying notes to consolidated financial statements.

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except unit and per unit data)

	Year Ended December 31,
	2011	2010	2009
Revenues:
Wholly-owned properties	$348,961	$286,032	$252,421
On-campus participating properties	25,252	23,975	22,727
Third-party development services	7,497	9,302	5,015
Third-party management services	7,254	8,670	8,795
Resident services	1,353	1,297	1,115

Total revenues	390,317	329,276	290,073

Operating expenses:
Wholly-owned properties	165,547	134,849	121,773
On-campus participating properties	10,180	10,492	10,200
Third-party development and management services	11,368	12,781	11,250
General and administrative	12,752	11,561	10,955
Depreciation and amortization	86,969	73,125	70,048
Ground/facility leases	3,608	2,944	2,107

Total operating expenses	290,424	245,752	226,333

Operating income	99,893	83,524	63,740

Nonoperating income and (expenses):
Interest income	584	187	118
Interest expense	(52,214)	(60,144)	(58,225)
Amortization of deferred financing costs	(5,120)	(4,436)	(3,232)
Loss from unconsolidated joint ventures	(641)	(2,023)	(2,073)
Other nonoperating income	—	5,694	402

Total nonoperating expenses	(57,391)	(60,722)	(63,010)

Income before income taxes and discontinued operations	42,502	22,802	730
Income tax provision	(433)	(570)	(540)

Income from continuing operations	42,069	22,232	190

Discontinued operations:
Income (loss) attributable to discontinued operations	1,097	(1,429)	(3,292)
Gain (loss) from disposition of real estate	14,806	(3,705)	(9,358)

Total discontinued operations	15,903	(5,134)	(12,650)

Net income (loss)	57,972	17,098	(12,460)
Net income attributable to noncontrolling interests – partially owned properties	(413)	(474)	(493)

Net income (loss) attributable to American Campus Communities Operating Partnership, L.P.	57,559	16,624	(12,953)
Series A preferred units distributions	(183)	(184)	(184)

Net income (loss) available to common unitholders	$57,376	$16,440	$(13,137)

Income (loss) per unit attributable to common unitholders – basic:
Income (loss) from continuing operations per unit	$0.58	$0.35	$(0.02)

Net income (loss) per unit	$0.81	$0.26	$(0.27)

Income (loss) per unit attributable to common unitholders – diluted:
Income (loss) from continuing operations per unit	$0.58	$0.35	$(0.02)

Net income (loss) per unit	$0.80	$0.26	$(0.27)

Weighted-average common units outstanding:
Basic	70,156,335	58,810,778	49,876,949

Diluted	70,720,526	59,338,227	49,876,949

Distributions declared per common unit	$1.35	$1.35	$1.35

See accompanying notes to consolidated financial statements.

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL

(in thousands, except unit data)

	General Partner		Limited Partner		Accumulated Other Comprehensive	Noncontrolling Interests – Partially Owned
	Units	Amount	Units	Amount	Loss	Properties	Total
Balance as of December 31, 2008	12,222	$164	42,342,061	$790,072	$(5,117)	$4,091	$789,210
Issuance of units in exchange for contributions of equity offering proceeds	—	—	9,775,000	198,350	—	—	198,350
Adjustments to reflect redeemable limited partners’ interest at fair value	—	—	—	(10,676)	—	—	(10,676)
Amortization of restricted stock awards	—	—	—	2,709	—	—	2,709
Vesting of restricted stock awards	—	—	59,210	(257)	—	—	(257)
Distributions	—	(16)	—	(64,481)	—	—	(64,497)
Distributions to joint venture partners	—	—	—	—	—	(840)	(840)
Conversion of common units to ACC common stock	—	—	15,400	361	—	—	361
Comprehensive loss:
Change in fair value of interest rate swaps	—	—	—	—	761	—	761
Net loss	—	(3)	—	(12,837)	—	493	(12,347)

Total comprehensive loss							(11,586)

Balance as of December 31, 2009	12,222	145	52,191,671	903,241	(4,356)	3,744	902,774
Issuance of units in exchange for contributions of equity offering proceeds	—	—	14,371,100	373,023	—	—	373,023
Adjustments to reflect redeemable limited partners’ interest at fair value	—	—	—	(3,274)	—	—	(3,274)
Amortization of restricted stock awards	—	—	—	3,612	—	—	3,612
Vesting of restricted stock awards	—	—	90,525	(917)	—	—	(917)
Distributions	—	(16)	—	(76,410)	—	—	(76,426)
Distributions to joint venture partners	—	—	—	—	—	(285)	(285)
Conversions of common units to ACC common stock	—	—	210,145	3,851	—	—	3,851
Comprehensive income:
Change in fair value of interest rate swaps	—	—	—	—	(1,147)	—	(1,147)
Net income	—	3	—	16,207	—	474	16,684

Total comprehensive income							15,537

Balance as of December 31, 2010	12,222	132	66,863,441	1,219,333	(5,503)	3,933	1,217,895
Issuance of units in exchange for contributions of equity offering proceeds	—	—	5,716,760	205,025	—	—	205,025
Adjustments to reflect redeemable limited partners’ interest at fair value	—	—	—	(9,876)	—	—	(9,876)
Amortization of restricted stock awards	—	—	—	4,252	—	—	4,252
Vesting of restricted stock awards	—	—	102,522	(1,269)	—	—	(1,269)
Distributions	—	(16)	—	(93,797)	—	—	(93,813)
Distributions to joint venture partners	—	—	—	—	—	(335)	(335)
Noncontrolling interest retained by seller – property acquisition	—	—	—	—	—	24,908	24,908
Conversion of common units to ACC common stock	—	—	64,601	1,102	—	—	1,102
Increase in ownership of consolidated subsidiaries	—	—	—	(2,939)	—	(336)	(3,275)
Comprehensive income:
Change in fair value of interest rate swaps	—	—	—	—	2,143	—	2,143
Net income	—	9	—	56,620	—	413	57,042

Total comprehensive income							59,185

Balance as of December 31, 2011	12,222	$125	72,747,324	$1,378,451	$(3,360)	$28,583	$1,403,799

See accompanying notes to consolidated financial statements.

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2011	2010	2009
Operating activities
Net income (loss)	$57,972	$17,098	$(12,460)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Gain) loss from disposition of real estate	(14,806)	3,705	9,358
Gain on remeasurement of equity method investments	—	(4,098)	—
Gain from insurance settlements	—	(1,596)	—
Depreciation and amortization	89,271	77,568	77,348
Provision for asset impairment	559	4,036	—
Amortization of deferred financing costs and debt premiums/discounts	326	2,685	3,430
Share-based compensation	4,367	3,745	2,811
Loss from unconsolidated joint ventures	641	2,023	2,073
Distributions received from unconsolidated joint ventures	—	200	250
Income tax provision	433	570	540
Changes in operating assets and liabilities:
Restricted cash	865	7,368	(69)
Student contracts receivable, net	394	234	(290)
Other assets	(13,457)	(2,358)	6,620
Accounts payable and accrued expenses	421	3,054	(9,387)
Other liabilities	4,047	1,715	219

Net cash provided by operating activities	131,033	115,949	80,443

Investing activities
Net proceeds from disposition of real estate	80,376	2,114	1,485
Cash paid for property acquisitions	(236,865)	(154,461)	—
Loan made to noncontrolling partner of consolidated subsidiary	(24,908)	—	—
Cash paid for land acquisitions	(13,058)	(16,050)	(7,385)
Capital expenditures for wholly-owned properties	(23,277)	(30,399)	(40,992)
Investments in wholly-owned properties under development	(202,575)	(44,850)	(76,998)
Capital expenditures for on-campus participating properties	(1,832)	(1,141)	(739)
Cash paid for increased ownership in consolidated subsidiaries	(3,275)	—	—
Investment in mezzanine loans	(7,100)	—	—
Change in restricted cash related to capital reserves	548	1,250	2,108
Proceeds from insurance settlement	1,907	1,726	—
Investments in unconsolidated joint ventures	—	(499)	(401)
Purchase of corporate furniture, fixtures and equipment	(10,239)	(2,182)	(606)

Net cash used in investing activities	(440,298)	(244,492)	(123,528)

Financing activities
Proceeds from issuance of common units in exchange for contributions, net	205,378	373,057	198,350
Pay-off of mortgage and construction loans	(299,838)	(110,662)	(110,949)
Proceeds from unsecured term loan	200,000	—	—
Pay-off of secured term loan	(100,000)	—	—
Proceeds from credit facilities	378,000	61,800	209,405
Paydowns of credit facilities	(90,000)	(54,800)	(130,105)
Proceeds from construction loans	29,350	—	5,334
Principal payments on debt	(9,603)	(11,636)	(10,441)
Change in construction accounts payable	7,721	—	(2,747)
Debt issuance and assumption costs	(6,982)	(3,091)	(8,094)
Distributions paid on unvested restricted stock awards	(773)	(745)	(652)
Distributions paid on common units	(94,272)	(77,374)	(65,499)
Distributions paid on preferred units	(183)	(184)	(184)
Distributions paid to noncontrolling partners – partially owned properties	(335)	(285)	(840)
Redemption of common units	(306)	(123)	—

Net cash provided by financing activities	218,157	175,957	83,578

Net change in cash and cash equivalents	(91,108)	47,414	40,493
Cash and cash equivalents at beginning of period	113,507	66,093	25,600

Cash and cash equivalents at end of period	$22,399	$113,507	$66,093

Supplemental disclosure of non-cash investing and financing activities
Loans assumed in connection with property acquisitions	$—	$(247,752)	$—

Issuance of common units in connection with land acquisition	$—	$—	$(2,005)

Financing of equipment through capital lease obligations	$281	$—	$629

Change in fair value of derivative instruments, net	$2,143	$(1,147)	$761

Supplemental disclosure of cash flow information
Interest paid	$63,601	$61,864	$66,090

Income taxes paid	$420	$300	$642

See accompanying notes to consolidated financial statements.

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of Business

American Campus Communities Operating Partnership, L.P. (the “Operating Partnership”) is a Maryland limited partnership that is one of the largest owners, managers and developers of high quality student housing properties in the United States in terms of beds owned and under management. The Operating Partnership’s controlling limited partner, American Campus Communities, Inc. (“ACC” or the “Company”) is a fully integrated, self-managed and self-administered equity REIT with expertise in the acquisition, design, financing, development, construction management, leasing and management of student housing properties. ACC’s common stock is publicly traded on the New York Stock Exchange (“NYSE”) under the ticker symbol “ACC”. The Operating Partnership’s general partner is American Campus Communities Holdings, LLC (“ACC Holdings”), an affiliate of ACC. The Operating Partnership also has other limited partners consisting of current and former members of management, as well as unaffiliated third parties. As discussed more fully in Note 12, interests in the Operating Partnership are represented by common and preferred Operating Partnership Units (“OP Units”).

As of December 31, 2011, the Operating Partnership’s property portfolio contained 116 properties with approximately 71,800 beds in approximately 22,900 apartment units. The Operating Partnership’s property portfolio consisted of 101 owned off-campus student housing properties that are in close proximity to colleges and universities, 10 American Campus Equity (“ACE®”) properties operated under ground/facility leases with five university systems, four on-campus participating properties operated under ground/facility leases with the related university systems, and one property containing a retail shopping center which the Operating Partnership plans to develop into a mixed-use community including both student housing and retail. Of the 116 properties, 11 were under development as of December 31, 2011, and when completed will consist of a total of approximately 6,700 beds in approximately 1,900 units. The Operating Partnership’s communities contain modern housing units and are supported by a resident assistant system and other student-oriented programming, with many offering resort-style amenities.

Through certain corporations that are wholly-owned by the Operating Partnership, it also provides construction management and development services, primarily for student housing properties owned by colleges and universities, charitable foundations, and others. As of December 31, 2011, the Operating Partnership provided third-party management and leasing services for 31 properties (nine of which the Operating Partnership served as the third-party developer and construction manager) that represented approximately 24,200 beds in approximately 9,600 units, and one joint venture property in which the Operating Partnership owns a noncontrolling interest with approximately 600 beds in approximately 200 units. Third-party management and leasing services are typically provided pursuant to management contracts that have initial terms that range from one to five years. As of December 31, 2011, the Operating Partnership’s total owned, joint venture and third-party managed portfolio included 148 properties with approximately 96,600 beds in approximately 32,700 units.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and include the financial position, results of operations and cash flows of the Operating Partnership and subsidiaries of the Operating Partnership, including joint ventures in which the Operating Partnership has a controlling interest. Third-party equity interests in consolidated joint ventures are reflected as noncontrolling interests – partially owned properties in the consolidated financial statements. The Operating Partnership also has a noncontrolling interest in two unconsolidated joint ventures, which are accounted for under the equity method. All intercompany amounts have been eliminated. All dollar amounts in the tables herein, except share and per share amounts, are stated in thousands unless otherwise indicated. Certain prior period amounts have been reclassified to conform to the current period presentation.

Recent Accounting Pronouncements

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2011-05 (“ASU 2011-05”), “Presentation of Comprehensive Income.” ASU 2011-05 eliminates the option to present components of other comprehensive income as part of the statement of changes in capital and requires all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 is effective for the Operating Partnership beginning January 1, 2012 and its adoption will change where the Operating Partnership presents other comprehensive income components within our consolidated financial statements.

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investments in Real Estate

Investments in real estate are recorded at historical cost. Major improvements that extend the life of an asset are capitalized and depreciated over the remaining useful life of the asset. The cost of ordinary repairs and maintenance are charged to expense when incurred. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings and improvements	7-40 years
Leasehold interest – on-campus participating properties	25-34 years (shorter of useful life or respective lease term)
Furniture, fixtures and equipment	3-7 years

Project costs directly associated with the development and construction of an owned real estate project, which include interest, property taxes, and amortization of deferred finance costs, are capitalized as construction in progress. Upon completion of the project, costs are transferred into the applicable asset category and depreciation commences. Interest totaling approximately $6.6 million, $1.1 million and $2.9 million was capitalized during the years ended December 31, 2011, 2010 and 2009, respectively. Amortization of deferred financing costs totaling approximately $0.3 million, $13,000 and $-0- was capitalized as construction in progress during the years ended December 31, 2011, 2010 and 2009, respectively.

Management assesses whether there has been an impairment in the value of the Operating Partnership’s investments in real estate whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is recognized when estimated expected future undiscounted cash flows are less than the carrying value of the property. The estimation of expected future net cash flows is inherently uncertain and relies on assumptions regarding current and future economics and market conditions. If such conditions change, then an adjustment to the carrying value of the Operating Partnership’s long-lived assets could occur in the future period in which the conditions change. To the extent that a property is impaired, the excess of the carrying amount of the property over its estimated fair value is charged to earnings. The Operating Partnership believes that there were no impairments of the carrying values of its investments in real estate as of December 31, 2011, other than the impairment charge discussed in Note 6.

The Operating Partnership allocates the purchase price of acquired properties to net tangible and identified intangible assets based on relative fair values. Fair value estimates are based on information obtained from a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. Information obtained about each property as a result of due diligence, marketing and leasing activities is also considered. The value of in-place leases is based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued “as-if” vacant. As lease terms are typically one year or less, rates on in-place leases generally approximate market rental rates. Factors considered in the valuation of in-place leases include an estimate of the carrying costs during the expected lease-up period considering current market conditions, nature of the tenancy, and costs to execute similar leases. Carrying costs include estimates of lost rentals at market rates during the expected lease-up period, as well as marketing and other operating expenses. The value of in-place leases is amortized over the remaining initial term of the respective leases, generally less than one year. The purchase price of property acquisitions is not expected to be allocated to tenant relationships, considering the terms of the leases and the expected levels of renewals.

Long-Lived Assets–Held for Sale

Long-lived assets to be disposed of are classified as held for sale in the period in which all of the following criteria are met:

a.	Management, having the authority to approve the action, commits to a plan to sell the asset.

b.	The asset is available for immediate sale in its present condition subject only to terms that are usual and customary for sales of such assets.

c.	An active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated.

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

d.	The sale of the asset is probable, and transfer of the asset is expected to qualify for recognition as a completed sale, within one year.

e.	The asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value.

f.	Actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

Concurrent with this classification, the asset is recorded at the lower of cost or fair value less estimated selling costs, and depreciation ceases.

Owned On-Campus Properties

Under its ACE program, the Operating Partnership as lessee has entered into 11 ground/facility lease agreements with five university systems to finance, construct, and manage 11 student housing properties. Seven properties were under construction or being redeveloped as of December 31, 2011 with five scheduled to open for occupancy in August 2012, one in September 2012 and one in August 2013. The terms of the leases, including extension options, range from 30 to 85 years, and the lessor has title to the land and usually any improvements placed thereon. The Operating Partnership’s involvement in construction requires the lessor’s post construction ownership of the improvements to be treated as a sale with a subsequent leaseback by the Operating Partnership. However, these sale-leaseback transactions do not qualify for sale-leaseback accounting because of the Operating Partnership’s continuing involvement in the constructed assets. As a result of the Operating Partnership’s continuing involvement, these leases are accounted for by the deposit method, in which the assets subject to the ground/facility leases are reflected at historical cost, less amortization, and the financing obligations are reflected at the terms of the underlying financing.

On-Campus Participating Properties

The Operating Partnership has entered into ground and facility leases with two university systems and colleges to finance, construct, and manage four on-campus student housing facilities. Under the terms of the leases, the lessor has title to the land and any improvements placed thereon. Each lease terminates upon final repayment of the construction related financing, the amortization period of which is contractually stipulated. The Operating Partnership’s involvement in construction requires the lessor’s post construction ownership of the improvements to be treated as a sale with a subsequent leaseback by the Operating Partnership. The sale-leaseback transaction has been accounted for as a financing, and as a result, any fee earned during construction is deferred and recognized over the term of the lease. The resulting financing obligation is reflected at the terms of the underlying financing, i.e., interest is accrued at the contractual rates and principal reduces in accordance with the contractual principal repayment schedules.

The Operating Partnership reflects these assets subject to ground/facility leases at historical cost, less amortization. Costs are amortized, and deferred fee revenue in excess of the cost of providing the service are recognized, over the lease term.

Cash and Cash Equivalents

The Operating Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Operating Partnership maintains cash balances in various banks. At times the Operating Partnership’s balances may exceed the amount insured by the FDIC. As the Operating Partnership only uses money-centered financial institutions, the Operating Partnership does not believe it is exposed to any significant credit risk related to its cash and cash equivalents.

Restricted Cash

Restricted cash consists of funds held in trust and invested in low risk investments, generally consisting of government backed securities, as permitted by the indentures of trusts, which were established in connection with three bond issues. Additionally, restricted cash includes escrow accounts held by lenders and resident security deposits, as required by law in certain states. Restricted cash also consists of escrow deposits made in connection with potential property acquisitions and development opportunities. These escrow deposits are invested in interest-bearing accounts at federally-insured banks. Realized and unrealized gains and losses are not material for the periods presented.

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible Assets

In connection with property acquisitions completed in 2011, 2010 and the acquisition of GMH Communities Trust (“GMH”) in June 2008, the Operating Partnership capitalized approximately $2.6 million, $5.5 million and $18.8 million, respectively, related to management’s estimate of the fair value of the in-place leases assumed. These intangible assets are amortized on a straight-line basis over the average remaining term of the underlying leases. Amortization expense was approximately $4.1 million, $1.8 million and $9.7 million for the years ended December 31, 2011, 2010 and 2009, respectively. In 2008, the Operating Partnership also capitalized $1.5 million related to management’s estimate of the fair value of third-party management contracts acquired from GMH. These intangible assets are amortized on a straight-line basis over a period of three years. Amortization expense related to these acquired management contracts was approximately $0.2 million, $0.5 million and $0.5 million for the years ended December 31, 2011, 2010 and 2009, respectively. Accumulated amortization at December 31, 2011 and December 31, 2010 was approximately $8.0 million and $4.7 million, respectively. Intangible assets, net of amortization, are included in other assets on the accompanying consolidated balance sheets and the amortization of intangible assets is included in depreciation and amortization expense in the accompanying consolidated statements of operations. See Note 5 herein for a detailed discussion of the property acquisitions completed during 2011 and 2010.

Deferred Financing Costs

The Operating Partnership defers financing costs and amortizes the costs over the terms of the related debt using the effective interest method. Upon repayment of or in conjunction with a material change in the terms of the underlying debt agreement, any unamortized costs are charged to earnings. Accumulated amortization at December 31, 2011 and December 31, 2010 was approximately $10.7 million and $11.8 million, respectively. Deferred financing costs, net of amortization, are included in other assets on the accompanying consolidated balance sheets.

Joint Ventures

The Operating Partnership holds interests in both consolidated and unconsolidated joint ventures. The Operating Partnership consolidates joint ventures when it exhibits financial or operational control, which is determined using accounting standards related to the consolidation of joint ventures and VIEs. For joint ventures that are defined as VIEs, the primary beneficiary consolidates the entity. The Operating Partnership considers itself to be the primary beneficiary of a VIE when it has the power to direct the activities that most significantly impact the performance of the VIE, such as management of day-to-day operations, preparing and approving operating and capital budgets, and encumbering or selling the related properties. In instances where the Operating Partnership is not the primary beneficiary, it does not consolidate the joint venture for financial reporting purposes.

For joint ventures that are not defined as VIEs, management first considers whether the Operating Partnership is the general partner or a limited partner (or the equivalent in such investments which are not structured as partnerships). The Operating Partnership consolidates joint ventures where it is the general partner and the limited partners in such investments do not have rights which would preclude control and, therefore, consolidation for financial reporting purposes. For joint ventures where the Operating Partnership is the general partner, but does not control the joint venture as the other partners hold substantive participating rights, the Operating Partnership uses the equity method of accounting. For joint ventures where the Operating Partnership is a limited partner, management considers factors such as ownership interest, voting control, authority to make decisions, and contractual and substantive participating rights of the partners to determine if the presumption that the general partner controls the entity is overcome. In instances where these factors indicate the Operating Partnership controls the joint venture, the Operating Partnership consolidates the joint venture; otherwise it uses the equity method of accounting.

Debt Premiums and Discounts

Debt premiums and discounts represent fair value adjustments to account for the difference between the stated rates and market rates of debt assumed in connection with the Operating Partnership’s property acquisitions. The debt premiums and discounts are amortized to interest expense over the term of the related loans using the effective-interest method. As of December 31, 2011 and December 31, 2010, net unamortized debt premiums were approximately $10.3 million and $16.6 million, respectively, and net unamortized debt discounts were approximately $5.2 million and $6.6 million, respectively. Debt premiums and discounts are included in secured mortgage, construction and bond debt on the accompanying consolidated balance sheets.

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Rental Revenues and Related Receivables

Students are required to execute lease contracts with payment schedules that vary from single to monthly payments. Receivables are recorded when billed, revenues and related lease incentives are recognized on a straight-line basis over the term of the contracts, and balances are considered past due when payment is not received on the contractual due date. Generally, the Operating Partnership requires each executed contract to be accompanied by a refundable security deposit and a signed parental guaranty. Security deposits are refundable, net of any outstanding charges, upon expiration of the underlying contract.

Allowances for receivables are established when management determines that collection of such receivables are doubtful. When management has determined receivables to be uncollectible, they are removed as an asset with a corresponding reduction in the allowance for doubtful accounts.

The allowance for doubtful accounts is summarized as follows:

	Balance, Beginning of Period	Charged to Expense	Write-Offs	Balance, End of Period
Year ended December 31, 2009	$3,849	$4,327	$(2,066)	$6,110
Year ended December 31, 2010	$6,110	$5,178	$(2,667)	$8,621
Year ended December 31, 2011	$8,621	$5,740	$(4,865)	$9,496

Third-Party Development Services Revenue and Costs

Development revenues are generally recognized based on a proportional performance method based on contract deliverables, while construction revenues are recognized using the percentage of completion method, as determined by construction costs incurred relative to total estimated construction costs. Costs associated with such projects are deferred and recognized in relation to the revenues earned on executed contracts. For projects where the Operating Partnership’s fee is based on a fixed price, any cost overruns incurred during construction, as compared to the original budget, will reduce the net fee generated on those projects. Incentive fees are generally recognized when the project is complete and performance has been agreed upon by all parties, or when performance has been verified by an independent third-party. The Operating Partnership also evaluates the collectability of fee income and expense reimbursements generated through the provision of development and construction management services based upon the individual facts and circumstances, including the contractual right to receive such amounts in accordance with the terms of the various projects, and reserves any amounts that are deemed to be uncollectible.

Pre-development expenditures such as architectural fees, permits and deposits associated with the pursuit of third-party and owned development projects are expensed as incurred, until such time that management believes it is probable that the contract will be executed and/or construction will commence. Because the Operating Partnership frequently incurs these pre-development expenditures before a financing commitment and/or required permits and authorizations have been obtained, the Operating Partnership bears the risk of loss of these pre-development expenditures if financing cannot ultimately be arranged on acceptable terms or the Operating Partnership is unable to successfully obtain the required permits and authorizations. As such, management evaluates the status of third-party and owned projects that have not yet commenced construction on a periodic basis and expenses any deferred costs related to projects whose current status indicates the commencement of construction is unlikely and/or the costs may not provide future value to the Operating Partnership in the form of revenues. Such write-offs are included in third-party development and management services expenses (in the case of third-party development projects) or general and administrative expenses (in the case of owned development projects) on the accompanying consolidated statements of operations. As of December 31, 2011, the Operating Partnership has deferred approximately $17.0 million in pre-development costs related to third-party and owned development projects that have not yet commenced construction. Such costs are included in other assets on the accompanying consolidated balance sheets.

Third-Party Management Services Revenue

Management fees are recognized when earned in accordance with each management contract. Incentive management fees are recognized when the incentive criteria have been met.

Advertising Costs

Advertising costs are expensed during the period incurred. The Operating Partnership uses no direct response advertising. Advertising expense approximated $9.2 million, $8.4 million and $9.5 million for the years ended December 31, 2011, 2010 and 2009, respectively.

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Derivative Instruments and Hedging Activities

The Operating Partnership records all derivative financial instruments on the balance sheet at fair value. Changes in fair value are recognized either in earnings or as other comprehensive income, depending on whether the derivative has been designated as a fair value or cash flow hedge and whether it qualifies as part of a hedging relationship, the nature of the exposure being hedged, and how effective the derivative is at offsetting movements in underlying exposure. The Operating Partnership discontinues hedge accounting when: (i) it determines that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; (ii) the derivative expires or is sold, terminated, or exercised; (iii) it is no longer probable that the forecasted transaction will occur; or (iv) management determines that designating the derivative as a hedging instrument is no longer appropriate. In all situations in which hedge accounting is discontinued and the derivative remains outstanding, the Operating Partnership will carry the derivative at its fair value on the balance sheet, recognizing changes in the fair value in current-period earnings. The Operating Partnership uses interest rate swaps to effectively convert a portion of its floating rate debt to fixed rate, thus reducing the impact of rising interest rates on interest payments. These instruments are designated as cash flow hedges and the interest differential to be paid or received is accrued as interest expense. The Operating Partnership’s counter-parties are major financial institutions. See Note 14 herein for an expanded discussion on derivative instruments and hedging activities.

Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss) and other comprehensive income (loss), consisting of unrealized gains (losses) on derivative instruments. Comprehensive income (loss) is presented in the accompanying consolidated statements of changes in capital, and accumulated other comprehensive loss is displayed as a separate component of partner’s capital.

Share-Based Compensation

The Operating Partnership has recognized compensation expense related to certain awards that are based on the common stock of ACC (see Note 13) over the underlying vesting periods, which amounted to approximately $4.6 million, $3.9 million and $3.0 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Income Taxes

The Operating Partnership owns corporations that are separately subject to federal, state, and local income taxes. Separate from the corporations it owns, the Operating Partnership does not have a federal income tax provision due to the requirement that income (or loss) be reported in the tax returns of its partners. The Operating Partnership is, however, subject to state and local income taxes in addition to those paid by the corporations it owns. The Operating Partnership’s tax returns (and those of the corporations it owns) are subject to examination by federal and state taxing authorities. Net income for financial reporting purposes differs from the net income for income tax reporting purposes primarily due to temporary differences, principally real estate depreciation and the tax deferral of certain gains on property sales. The differences in depreciation result from differences in the book and tax basis of certain real estate assets and the differences in the methods of depreciation and lives of the real estate assets.

Other Nonoperating Income

Other nonoperating income of $5.7 million for the year ended December 31, 2010 represents the following items: (i) a $4.1 million gain recorded as a result of remeasuring the Operating Partnership’s equity method investments in two joint ventures, in which the Operating Partnership previously held a 10% interest, to fair value immediately prior to the Operating Partnership’s September and November 2010 acquisitions of the remaining 90% interest in 14 properties previously owned by the joint ventures; and (ii) a gain on insurance settlement of $1.6 million related to a fire that occurred at one of the Operating Partnership’s owned off-campus properties in April 2010. The gain represents insurance proceeds received in excess of the book value of the property written off as a result of the fire damage.

Other nonoperating income of $0.4 million for the year ended December 31, 2009 represents tax incentive amounts received in cash in excess of the Operating Partnership’s estimate of the future potential benefit of the tax incentive recorded upon acquisition of a property located in Ypsilanti, Michigan. Upon acquisition of this property in February 2007, any future potential benefit of such tax incentive was assumed from the seller.

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3. Earnings Per Unit

Basic earnings per OP Unit is computed by dividing net income/(loss) attributable to common unitholders by the weighted average number of common units outstanding during the year. Diluted earnings per OP Unit reflects the potential dilution that could occur if securities or other contracts to issue OP Units were exercised or converted into OP Units or resulted in the issuance of OP Units and then shared in the earnings of the Operating Partnership.

The following is a summary of the elements used in calculating basic earnings per unit:

	Year Ended December 31,
	2011	2010	2009
Basic earnings per unit calculation:
Income from continuing operations	$42,069	$22,232	$190
Income from continuing operations attributable to noncontrolling interests – partially owned properties	(413)	(474)	(493)
Income from continuing operations attributable to Series A preferred units	(157)	(201)	(206)
Amount allocated to participating securities	(773)	(745)	(652)

Income (loss) from continuing operations attributable to common unitholders, net of amount allocated to participating securities	40,726	20,812	(1,161)

Income (loss) from discontinued operations	15,903	(5,134)	(12,650)
(Income) loss from discontinued operations attributable to Series A preferred units	(26)	17	22

Income (loss) from discontinued operations attributable to common unitholders	15,877	(5,117)	(12,628)

Net income (loss) attributable to common unitholders, as adjusted – basic	$56,603	$15,695	$(13,789)

Income (loss) from continuing operations attributable to common unitholders, as adjusted – per unit	$0.58	$0.35	$(0.02)

Income (loss) from discontinued operations attributable to common unitholders – per unit	$0.23	$(0.09)	$(0.25)

Net income (loss) attributable to common unitholders, as adjusted – per unit	$0.81	$0.26	$(0.27)

Basic weighted average common units outstanding	70,156,335	58,810,778	49,876,949

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31,
	2011	2010	2009
Diluted earnings per unit calculation:
Income (loss) from continuing operations attributable to common unitholders, net of amount allocated to participating securities	$40,726	$20,812	$(1,161)
Income (loss) from discontinued operations attributable to common unitholders	15,877	(5,117)	(12,628)

Net income (loss) attributable to common unitholders, as adjusted – diluted	$56,603	$15,695	$(13,789)

Income (loss) from continuing operations attributable to common unitholders, net of amount allocated to participating securities – per unit	$0.58	$0.35	$(0.02)

Income (loss) from discontinued operations attributable to common unitholders – per unit	$0.22	$(0.09)	$(0.25)

Net income (loss) attributable to common unitholders – per unit	$0.80	$0.26	$(0.27)

Basic weighted average common units outstanding	70,156,335	58,810,778	49,876,949
Restricted Stock Awards (1) (Note 13)	564,191	527,449	—

Diluted weighted average common units outstanding	70,720,526	59,338,227	49,876,949

(1)

459,855 weighted average restricted stock awards (“RSAs”) are excluded from diluted weighted average common units outstanding for the year ended December 31, 2009 because they would be anti-dilutive due to the Operating Partnership’s loss position for the period.

4. Income Taxes

Certain corporations that are wholly-owned by the Operating Partnership are subject to federal, state, and local income taxes. As such, deferred income taxes result from temporary differences between the carrying amounts of assets and liabilities of the corporations for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using enacted tax rates in effect in the years in which those temporary differences are expected to reverse. Significant components of the deferred tax assets and liabilities of the corporations are as follows:

	December 31,
	2011	2010
Deferred tax assets:
Fixed and intangible assets	$3,534	$7,359
Net operating loss carryforwards	4,355	2,187
Prepaid and deferred rent	2,510	2,353
Bad debt reserves	884	620
Accrued expenses and other	2,813	1,980
Stock compensation	1,370	1,119

Total deferred tax assets	15,466	15,618
Valuation allowance for deferred tax assets	(15,088)	(15,184)

Deferred tax assets, net of valuation allowance	378	434

Deferred tax liability:
Deferred financing costs	378	434

Net deferred tax liabilities	$—	$—

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Significant components of the Operating Partnership’s income tax provision are as follows:

	Year Ended December 31,
	2011	2010	2009
Current:
Federal	$—	$(100)	$—
State	(433)	(470)	(540)
Deferred:
Federal	—	—	—
State	—	—	—

Total provision – continuing Operations	$(433)	$(570)	$(540)

The wholly-owned corporations’ earnings subject to tax consisted of approximately $6.7 million loss, $3.5 million income and $2.7 million loss for the years ended December 31, 2011, 2010 and 2009, respectively. The reconciliation of income tax attributable to continuing operations for the corporations computed at the U.S. statutory rate to income tax provision is as follows:

	Year Ended December 31,
	2011	2010	2009
Tax benefit (provision) at U.S. statutory rates on income subject to tax	$121	$(207)	$908
State income tax, net of federal income tax benefit	1	(2)	33
Effect of permanent differences and other	(60)	(47)	217
(Decrease) increase in valuation allowance	(62)	156	(1,158)

Income tax provision	$—	$(100)	$—

At December 31, 2011, the corporations had net operating loss carryforwards (“NOLs”) of approximately $12.9 million for income tax purposes that begin to expire in 2026. These NOLs may be used to offset future taxable income generated by each of the respective corporations. Due to the various limitations to which the use of NOLs are subject, the Operating Partnership has applied a valuation allowance to the NOLs given the likelihood that the NOLs will expire unused. Of the valuation allowance applied at December 31, 2011, approximately $0.3 million may be credited directly to limited partner’s capital should subsequent tax benefits be recognized. The Operating Partnership and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various states’ jurisdictions as required and, as of December 31, 2011, the 2010, 2009 and 2008 calendar tax years are subject to examination by the tax authorities.

Beginning on January 1, 2007, the Operating Partnership adopted accounting guidance related to uncertainty in income taxes, which clarifies the accounting and disclosure for uncertainty in tax positions and seeks to reduce the diversity of practice associated with certain aspects of the recognition and measurement related to accounting for income taxes. The Operating Partnership had no material unrecognized tax benefits for the years ended December 31, 2011, 2010, or 2009, and as of December 31, 2011, the Operating Partnership does not expect to record any unrecognized tax benefits. Because no unrecognized tax benefits have been recorded, no related interest or penalties have been calculated and this guidance had no impact on the Operating Partnership’s consolidated financial statements.

5. Property Acquisitions

2011 Acquisitions

In December, the Operating Partnership acquired a 79.5% interest in a partnership that owns a 258-unit, 901-bed property (The Varsity) located near the campus of the University of Maryland in College Park, for a total property value of $121.5 million. The seller retained a 20.5% noncontrolling interest in the property, which was funded by a note from the Operating Partnership totaling $24.9 million. The note bears interest at an annual rate of 12% and is due on the earlier of the date the Operating Partnership calls the note (to occur no earlier than June 28, 2013) or December 28, 2016. The note is secured by the noncontrolling partner’s membership interests in The Varsity and is included in other assets on the accompanying consolidated balance sheets. The purchase price for the Operating Partnership’s 79.5% interest was $96.6 million, which excludes approximately $1.7 million of anticipated transaction costs, initial integration expenses and capital expenditures necessary to bring this property up to the Operating Partnership’s operating standards. The Operating Partnership did not assume any property-level debt as part of this transaction.

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In December, the Operating Partnership acquired a 367-unit, 1,026-bed wholly-owned property (26 West) located near the campus of The University of Texas in Austin, for a purchase price of $86.2 million, which excludes approximately $3.1 million of anticipated transaction costs, initial integration expenses and capital expenditures necessary to bring this property up to the Operating Partnership’s operating standards. The Operating Partnership did not assume any property-level debt as part of this transaction.

In November, the Operating Partnership acquired a 370-unit, 684-bed wholly-owned property (Studio Green) located near the campus of Florida State University in Tallahassee, for a purchase price of $6.8 million. The units are currently being vacated by the Operating Partnership to prepare for the development of the property. The Operating Partnership did not assume any property-level debt as part of this transaction.

In September, the Operating Partnership acquired a 216-unit, 792-bed wholly-owned property (Eagles Trail) located near the campus of the University of Southern Mississippi in Hattiesburg, for a purchase price of $20.0 million, which excludes approximately $2.9 million of anticipated transaction costs, initial integration expenses and capital expenditures necessary to bring this property up to the Operating Partnership’s operating standards. The Operating Partnership did not assume any property-level debt as part of this transaction.

In July, the Operating Partnership acquired a retail shopping center located near the campus of the University of Central Florida in Orlando, for a purchase price of approximately $27.4 million. The Operating Partnership plans to develop the site into a mixed-use community including both student housing and retail. The Operating Partnership did not assume any property-level debt as part of this transaction.

Since their respective acquisition dates, the acquired properties discussed above contributed a combined $3.1 million of revenues for the year ended December 31, 2011. These properties had a combined net loss of $0.9 million for the year ended December 31, 2011, which includes $1.5 million of acquisition-related costs such as broker fees, due diligence costs and legal and accounting fees.

2010 Acquisitions

In September and November 2010, the Operating Partnership acquired the remaining 90% interest in 14 student housing properties previously owned in two joint ventures with Fidelity (hereinafter referred to as the “Fidelity Joint Ventures”) in which the Operating Partnership previously held a 10% interest. The purchase price for the 90% interest acquired was approximately $340.4 million. The acquisitions of the properties previously owned by the Fidelity Joint Ventures were accounted for as a business combination achieved in stages and as a result, the Operating Partnership was required to remeasure its equity method investments in the joint venture properties to their respective acquisition-date fair values and recognize the resulting gain in earnings. The Operating Partnership therefore recorded a combined non-cash gain of approximately $4.1 million for the Fidelity Joint Ventures, which is included in other nonoperating income on the accompanying consolidated statements of operations for the year ended December 31, 2010. Subsequent to the acquisition, the Operating Partnership now consolidates the 14 properties acquired.

Also during 2010, the Operating Partnership acquired three additional properties containing 1,883 beds in three separate transactions for a combined purchase price of approximately $65.2 million.

The acquired property’s results of operations have been included in the accompanying consolidated statements of operations since the respective acquisition closing dates. The following pro forma information for the years ended December 31, 2011, 2010 and 2009, presents consolidated financial information for the Operating Partnership as if the property acquisitions discussed above and the August 2010 equity offering had occurred at the beginning of the earliest period presented. The unaudited pro forma information is provided for informational purposes only and is not indicative of results that would have occurred or which may occur in the future:

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31,
	2011	2010	2009
Total revenues	$407,369	$384,515	$355,712
Net income (loss) available to common unitholders	$64,621	$28,873	$(9,809)
Net income (loss) per unit attributable to common unitholders, as adjusted – basic	$0.91	$0.42	$(0.16)
Net income (loss) per unit attributable to common unitholders, as adjusted – diluted	$0.90	$0.41	$(0.16)

6. Property Dispositions and Discontinued Operations

As of December 31, 2011, one owned off-campus property (Pirates Cove) was classified as Held for Sale on the Operating Partnership’s consolidated balance sheet. Concurrent with this classification, the property is recorded at the lower of cost or fair value less estimated selling costs. This resulted in an impairment charge of approximately $0.6 million, which is included in discontinued operations in the accompanying consolidated statements of operations for the year ended December 31, 2011. Accordingly, net income (loss) for Pirates Cove is included in discontinued operations for all periods presented.

In April and May 2011, the Operating Partnership sold four unencumbered owned off-campus properties (Campus Club – Statesboro, River Club Apartments, River Walk Townhomes and Villas on Apache) for a total sales price of approximately $82.0 million resulting in combined net proceeds of approximately $80.0 million. The combined gain on these dispositions of approximately $14.8 million is included in discontinued operations on the accompanying consolidated statements of operations for the year ended December 31, 2011.

In 2010, the Operating Partnership sold two encumbered owned off-campus properties (Campus Walk – Oxford and Cambridge at Southern) for a total sales price of approximately $28.7 million resulting in combined net proceeds of approximately $1.9 million. The combined loss on these dispositions of approximately $3.7 million is included in discontinued operations on the accompanying consolidated statements of operations for the year ended December 31, 2010.

In 2009, the Operating Partnership sold an encumbered owned off-campus property (Riverside Estates) for a sales price of approximately $18.2 million resulting in net proceeds of approximately $1.3 million. The resulting loss on disposition of approximately $9.4 million is included in discontinued operations in the accompanying consolidated statements of operations for the year ended December 31, 2009.

The properties discussed above are included in the wholly-owned properties segment (see Note 18). Below is a summary of the results of operations for the properties discussed above through their respective disposition dates for all periods presented:

	Year Ended December 31,
	2011	2010	2009
Total revenues	$8,629	$17,025	$22,925
Total operating expenses	(4,671)	(9,007)	(13,186)
Depreciation and amortization	(2,302)	(4,443)	(7,300)
Provision for asset impairment	(559)	(4,036)	—

Operating income (loss)	1,097	(461)	2,439
Total nonoperating expenses	—	(968)	(5,731)

Net income (loss)	$1,097	$(1,429)	$(3,292)

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. Investments in Wholly-Owned Properties

Wholly-owned properties consisted of the following:

	December 31,
	2011	2010
Land (1) (2)	$380,074	$313,005
Buildings and improvements	2,380,582	2,177,780
Furniture, fixtures and equipment	139,249	129,175
Construction in progress (2)	157,900	54,244

	3,057,805	2,674,204
Less accumulated depreciation	(296,048)	(240,360)

Wholly-owned properties, net (3)	$2,761,757	$2,433,844

(1)

The land balance above includes undeveloped land parcels with book values of approximately $15.8 million and $36.0 million as of December 31, 2011 and December 31, 2010, respectively. Also includes land totaling approximately $28.2 million and $7.6 million as of December 31, 2011 and December 31, 2010, respectively, related to properties under development.

(2)

Land and construction in progress as of December 31, 2011, include approximately $4.8 million and $5.2 million, respectively, related to the University Edge property located in Kent, Ohio, that will serve students attending Kent State University. In July 2011, the Operating Partnership entered into a Purchase and Contribution agreement with a private developer whereby the Operating Partnership is obligated to purchase the property as long as the developer meets certain construction completion deadlines. The development of the property is anticipated to be completed in August 2012. The entity is financed with a $4.5 million mezzanine loan from the Operating Partnership and a $24.8 million construction loan from a third-party lender. The Operating Partnership is responsible for leasing, management, and initial operations of the project while the third-party developer is responsible for the development of the property. The entity that owns the University Edge property is deemed to be a VIE (see note 2), and the Operating Partnership is determined to be the primary beneficiary of the VIE. As such, the assets and liabilities of the entity owning the property are included in the Operating Partnership’s consolidated financial statements.

(3)	The balance above excludes Pirates Cove which is classified as wholly-owned property held for sale in the accompanying consolidated balance sheet as of December 31, 2011.

8. On-Campus Participating Properties

The Operating Partnership is a party to ground/facility lease agreements (“Leases”) with two university systems (each, a “Lessor”) for the purpose of developing, constructing, and operating student housing facilities on university campuses. Under the terms of the Leases, title to the constructed facilities is held by the applicable Lessor and such Lessor receives a de minimus base rent paid at inception and 50% of defined net cash flows on an annual basis through the term of the lease. The Leases terminate upon the earlier to occur of the final repayment of the related debt, the amortization period of which is contractually stipulated, or the end of the lease term.

Pursuant to the Leases, in the event the leasehold estates do not achieve Financial Break Even (defined as revenues less operating expenses, excluding management fees, less debt service), the applicable Lessor would be required to make a rental payment, also known as the Contingent Payment, sufficient to achieve Financial Break Even. The Contingent Payment provision remains in effect until such time as any financing placed on the facilities would receive an investment grade rating without the Contingent Payment provision. In the event that the Lessor is required to make a Contingent Payment, future net cash flow distributions would be first applied to repay such Contingent Payments and then to unpaid management fees prior to normal distributions. Beginning in November 1999 and December 2002, as a result of the debt financing on the facilities achieving investment grade ratings without the Contingent Payment provision, the Texas A&M University System is no longer required to make Contingent Payments under either the Prairie View A&M University Village or University College Leases. The Contingent Payment obligation continues to be in effect for the Texas A&M International University and University of Houston leases.

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the event the Operating Partnership seeks to sell its leasehold interest, the Leases provide the applicable Lessor the right of first refusal of a bona fide purchase offer and an option to purchase the lessee’s rights under the applicable Lease. Additionally, as discussed in Note 11, three of the on-campus participating properties are 100% financed with project-based taxable bonds.

In conjunction with the execution of each Lease, the Operating Partnership has entered into separate five-year agreements to manage the related facilities for 5% of defined gross receipts. The five-year terms of the management agreements are not contingent upon the continuation of the Leases. Upon expiration of the initial five year terms, the agreements continue on a month-to-month basis.

On-campus participating properties are as follows:

	Lease	Required Debt	Historical Cost – December 31,
Lessor/University	Commencement	Repayment (1)	2011	2010
Texas A&M University System / Prairie View A&M University (2)	2/1/96	9/1/23	$40,255	$39,393

Texas A&M University System / Texas A&M International	2/1/96	9/1/23	6,567	6,317

Texas A&M University System / Prairie View A&M University (3)	10/1/99	8/31/25/ 8/31/28	25,142	24,762

University of Houston System / University of Houston (4)	9/27/00	8/31/35	35,734	35,393

			107,698	105,865
Less accumulated amortization			(47,848)	(43,379)

On-campus participating properties, net			$59,850	$62,486

(1)	Represents the effective lease termination date. The Leases terminate upon the earlier to occur of the final repayment of the related debt or the end of the contractual lease term.
(2)	Consists of three phases placed in service between 1996 and 1998.
(3)	Consists of two phases placed in service in 2000 and 2003.
(4)	Consists of two phases placed in service in 2001 and 2005.

9. Noncontrolling Interests – Partially Owned Properties

As of December 31, 2011, the Operating Partnership consolidates four joint ventures that own and operate The Varsity, University Village at Sweet Home, University Centre and Villas at Chestnut Ridge owned-off campus properties. The portion of net assets attributable to the third-party partners in these joint ventures is classified as “noncontrolling interests – partially owned properties” within capital on the accompanying consolidated balance sheets. Accordingly, the third-party partners’ share of the income or loss of the joint ventures is reported on the consolidated statements of operations as “Net income / loss attributable to noncontrolling interests – partially owned properties.”

As mentioned in Note 5, in December 2011, the Operating Partnership acquired a 79.5% interest in the existing entity that owns The Varsity, a property located in College Park, Maryland. Accordingly, the seller’s retained 20.5% interest in the property is included in noncontrolling interests – partially owned properties on the accompanying consolidated balance sheet as of December 31, 2011.

In March 2011, the Operating Partnership acquired the remaining noncontrolling interest from the third-party partner in the joint venture that owns and operates the Callaway House owned off-campus property. The Operating Partnership paid approximately $3.2 million in cash consideration for the remaining noncontrolling interest and recognized the $2.8 million excess of consideration paid over the carrying amount of the noncontrolling interest acquired as an adjustment to limited partner’s capital in the accompanying consolidated statement of changes in capital.

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Investments in Unconsolidated Joint Ventures

Investments in unconsolidated joint ventures are accounted for utilizing the equity method. As discussed in Note 2, the equity method is used when the Operating Partnership has the ability to exercise significant influence over operating and financial policies of the joint venture but does not have control of the joint venture. Under the equity method, these investments are initially recognized on the balance sheet at cost and are subsequently adjusted to reflect the Operating Partnership’s proportionate share of net earnings or losses of the joint venture, distributions received, contributions, and certain other adjustments, as appropriate. When circumstances indicate there may have been a loss in value of an equity method investment, the Operating Partnership evaluates the investment for impairment by estimating the Operating Partnership’s ability to recover its investment from future expected discounted cash flows. If the Operating Partnership determines the loss in value is other than temporary, the Operating Partnership recognizes an impairment charge to reflect the investment at fair value. The Operating Partnership believes that there were no impairments of the carrying values of its equity method investments as of December 31, 2011. The Operating Partnership’s investments in its unconsolidated joint ventures are included in other assets on the accompanying consolidated balance sheets and its share of the income or loss from such joint ventures is included in loss from unconsolidated joint ventures on the accompanying consolidated statements of operations.

As of December 31, 2011, the Operating Partnership owned noncontrolling interests in two unconsolidated joint ventures that are accounted for utilizing the equity method of accounting. The first investment consists of a 10% noncontrolling interest in a joint venture with Fidelity which owns one property containing 636 beds. The Operating Partnership’s joint venture with Fidelity is funded in part with secured third party debt in the amount of $18.2 million. As more fully discussed in Note 17, the Operating Partnership serves as non-recourse, carve-out guarantor of this debt. Additionally, due to the joint venture’s governing documents not providing for maximum capital commitments from the members, the Operating Partnership’s maximum exposure to loss stemming from its investment in this joint venture could be unlimited. The second investment consists of a noncontrolling equity interest in a joint venture with the United States Navy that owns military housing privatization projects located on naval bases in Norfolk and Newport News, Virginia. In 2010, the Operating Partnership discontinued applying the equity method in regards to its investment in this joint venture as a result of the Operating Partnership’s share of losses exceeding its investment in the joint venture. Because the Operating Partnership has not guaranteed any obligations of the investee and is not otherwise committed to provide further financial support to the investee, it therefore suspended recording its share of losses once the investment was reduced to zero. The Operating Partnership’s investments in these joint ventures, included in other assets on the accompanying consolidated balance sheets, totaled approximately $(0.3) million and $0.3 million as of December 31, 2011 and 2010, respectively.

The Operating Partnership also earns fees for providing management and development services to these joint ventures. For the year ended December 31, 2011, the Operating Partnership earned management fees of approximately $1.7 million from these joint ventures. For the years ended December 31, 2010 and 2009, the Operating Partnership earned combined development and management fees of approximately $3.3 million and $3.5 million, respectively, from these joint ventures. The management fees earned in 2010 and 2009 also include fees from 14 properties previously owned in unconsolidated joint ventures with Fidelity that were acquired by the Operating Partnership in September and November 2010.

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Debt

A summary of the Operating Partnership’s outstanding consolidated indebtedness, including unamortized debt premiums and discounts, is as follows:

	December 31,
	2011	2010
Debt secured by wholly-owned properties:
Mortgage loans payable	$744,724	$952,374
Construction loans payable (1)	29,350	100,000

	774,074	1,052,374
Debt secured by on-campus participating properties:
Mortgage loan payable	32,097	32,421
Bonds payable	47,220	49,375

	79,317	81,796

Unsecured revolving credit facility	273,000	—
Unsecured term loan	200,000	—
Senior secured term loan	—	100,000
Secured agency facility	116,000	101,000
Unamortized debt premiums	10,298	16,567
Unamortized debt discounts	(5,159)	(6,634)

Total debt	$1,447,530	$1,345,103

(1)

Construction loans payable as of December 31, 2011 includes $4.9 million related to a construction loan for the University Edge development property, a VIE that the Operating Partnership is including in its consolidated financial statements (see Note 7). The creditor of this construction loan does not have recourse to the assets of the Operating Partnership.

Mortgage and Construction Loans Payable

Mortgage loans payable generally feature either monthly interest and principal payments or monthly interest-only payments with balloon payments due at maturity. For purposes of classification in the following table, variable rate mortgage loans subject to interest rate swaps are deemed to be fixed rate, due to the Operating Partnership having effectively fixed the interest rate for the underlying debt instrument. Construction loans payable generally feature monthly payments of interest only during the term of loan and any accrued interest and outstanding borrowings become due at maturity. Mortgage and construction loans payable, excluding debt premiums and discounts, consisted of the following as of December 31, 2011:

			As of December 31, 2011
	Principal Outstanding		Weighted	Weighted	Number of
	December 31,		Average	Average	Properties
	2011	2010	Interest Rate	Years to Maturity	Encumbered
Fixed Rate:
Mortgage loans payable (1)	$776,821	$984,795	5.61%	3.5 years	51
Variable Rate:
Construction loans payable (2)	29,350	100,000	2.88%	2.0 years	4

Total	$806,171	$1,084,795	5.51%	3.4 years	55

(1)	Fixed rate mortgage loans payable mature at various dates from March 2012 through April 2024 and carry interest rates ranging from 4.56% to 7.15%.
(2)

Variable rate construction loans payable mature at various dates from December 2013 through May 2014 and carry interest rates based on LIBOR plus a spread, which translate into interest rates ranging from 2.63% to 3.00% at December 31, 2011.

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the twelve months ended December 31, 2011, the following transactions occurred:

	Mortgage Loans	Construction Loans
	Payable	Payable
Balance, December 31, 2010	$994,728	$100,000
Additions:
Draws under advancing construction notes payable	—	29,350
Deductions:
Pay off of maturing mortgage notes payable (1)	(199,839)	—
Pay off of construction note payable (2)	—	(100,000)
Scheduled repayments of principal	(8,135)	—
Amortization of debt premiums and discounts	(4,794)	—

Balance, December 31, 2011	$781,960	$29,350

(1)

The Operating Partnership paid off fixed rate mortgage debt secured by the following wholly-owned properties: The Edge- Orlando, The Callaway House, University Greens, Lions Crossing, Nittany Crossing, State College Park, Willowtree Apartments and Towers, College Club Tallahassee, The Edge- Charlotte, University Walk and Uptown.

(2)

In May 2011, the Operating Partnership used the proceeds from its new unsecured term loan discussed below to pay off $100.0 million of variable rate construction debt secured by an owned on-campus ACE property (Vista del Sol).

Bonds Payable

Three of the on-campus participating properties are 100% financed with outstanding project-based taxable bonds. Under the terms of these financings, one of the Operating Partnership’s special purpose subsidiaries publicly issued three series of taxable bonds and loaned the proceeds to three special purpose subsidiaries that each hold a separate leasehold interest. The bonds encumbering the leasehold interests are non-recourse, subject to customary exceptions. Although a default in payment by these special purpose subsidiaries could result in a default under one or more series of bonds, indebtedness of any of these special purpose subsidiaries is not cross-defaulted or cross-collateralized with indebtedness of ACC, The Operating Partnership or other special purpose subsidiaries. Repayment of principal and interest on these bonds is insured by MBIA, Inc. Interest and principal are paid semi-annually and annually, respectively, through maturity. Covenants include, among other items, budgeted and actual debt service coverage ratios. Bonds payable at December 31, 2011 consisted of the following:

			Principal	Weighted		Required
Series	Mortgaged Facilities Subject to Leases	Original	December 31, 2011	Average Rate	Maturity Date	Monthly Debt Service
1999	University Village-PVAMU/TAMIU	$39,270	$27,670	7.73%	September 2023	$302
2001	University College–PVAMU	20,995	16,060	7.52%	August 2025	158
2003	University College–PVAMU	4,325	3,490	6.02%	August 2028	28

	Total/weighted average rate	$64,590	$47,220	7.53%		$488

Unsecured Credit Facility

In May 2011, the Operating Partnership entered into a Third Amended and Restated Credit Agreement (the “Credit Facility”). Pursuant to the new Credit Facility, the Operating Partnership’s $225 million senior secured revolving credit facility was increased in size to a $450 million unsecured facility, which may be expanded by up to an additional $150 million upon the satisfaction of certain conditions. In addition, the maturity date of the amended facility was extended to May 20, 2014, and can be extended for an additional 12 months to May 20, 2015, subject to the satisfaction of certain conditions. Also in connection with the execution of the new Credit Facility, the Operating Partnership’s $100 million senior secured term loan was repaid in its entirety and replaced with a new $200 million unsecured term loan with a maturity date of May 20, 2015, which may be extended at the Operating Partnership’s option to May 20, 2016 subject to the satisfaction of certain conditions.

Each loan bears interest at a variable rate, at the Operating Partnership’s option, based upon a base rate or one-, two-, three- or six-month LIBOR, plus, in each case, a spread based upon the Company’s credit rating from either Moody’s Investor Services, Inc. or Standard & Poor’s Rating Group. The Operating Partnership has entered into interest rate swaps that effectively fix the interest rate to 3.70% (1.80% + 1.90% spread) on $100 million of the $200 million outstanding balance of the new unsecured term loan (see Note 14 for more details). The remaining $100 million balance of the unsecured term loan continues to bear interest at a variable rate (2.19% as of December 31, 2011). Availability under the revolving credit facility

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

is limited to an “aggregate borrowing base amount” equal to 60% of the value of the Operating Partnership’s unencumbered properties, calculated as set forth in the Credit Facility. Additionally, the Operating Partnership is required to pay an unused commitment fee ranging from 0.25% to 0.35% per annum, based on the outstanding balance under the revolving credit facility. As of December 31, 2011, the balance outstanding on the revolving credit facility totaled $273.0 million, bearing interest at a weighted average annual rate of 2.19%, and availability under the revolving credit facility totaled approximately $175.9 million.

The terms of the Credit Facility include certain restrictions and covenants, which limit, among other items, the incurrence of additional indebtedness, liens, and the disposition of assets. The facility contains customary affirmative and negative covenants and also contains financial covenants that, among other things, require the Operating Partnership to maintain certain minimum ratios of “EBITDA” (earnings before interest, taxes, depreciation and amortization) to fixed charges and total indebtedness. The Operating Partnership may not pay distributions that exceed a specified percentage of funds from operations, as adjusted, for any four consecutive quarters. The financial covenants also include consolidated net worth and leverage ratio tests. As of December 31, 2011, the Operating Partnership was in compliance with all such covenants.

Secured Agency Facility

The Operating Partnership has a $125 million secured revolving credit facility with a Freddie Mac lender. The facility has a five-year term and is currently secured by 10 properties referred to as the “Collateral Pool.” The facility bears interest at one- or three-month LIBOR plus a spread that varies based on the debt service ratio of the Collateral Pool. Additionally, the Operating Partnership is required to pay an unused commitment fee of 1.0% per annum. As of December 31, 2011, the balance outstanding on the secured agency facility totaled $116.0 million, bearing interest at a weighted average annual rate of 2.47%. The secured agency facility includes some, but not all, of the same financial covenants as the unsecured credit facility, described above. As of December 31, 2011, the Operating Partnership was in compliance with all such covenants.

Schedule of Debt Maturities

Scheduled debt maturities (reflecting automatic extensions where applicable) for each of the five years subsequent to December 31, 2011 and thereafter, are as follows:

	Scheduled Principal	Due at Maturity	Total
2012	$10,433	$78,289	$88,722
2013	9,332	96,778	106,110
2014	7,309	521,364	528,673
2015	5,088	388,101	393,189
2016	4,131	161,255	165,386
Thereafter	40,614	119,697	160,311

	$76,907	$1,365,484	$1,442,391

Payment of principal and interest were current at December 31, 2011. Certain of the mortgage notes and bonds payable are subject to prepayment penalties.

12. Partners’ Capital / Redeemable Limited Partners

Operating Partnership units: Partners in the Operating Partnership hold their ownership through common and preferred units of limited partnership interest, hereinafter referred to as “Common Units” or “Series A Preferred Units.” Common Units and Series A Preferred Units are exchangeable into an equal number of shares of ACC’s common stock, or, at the Operating Partnership’s election, cash. A Common Unit and a share of ACC’s common stock have essentially the same economic characteristics, as they effectively participate equally in the net income and distributions of the Operating Partnership. Series A Preferred Units have a cumulative preferential per annum cash distribution rate of 5.99%, payable quarterly concurrently with the payment of dividends on the Company’s common stock.

For each share of common stock issued by ACC, the Operating Partnership issues a corresponding Common Unit to ACC in exchange for the contribution of proceeds from the stock issuance. In accordance with activity under ACC’s at-the-market (“ATM”) share offering programs, ACC sold 5.7 million shares and 0.6 million shares of common stock during the years ended December 31, 2011 and 2010, respectively. Accordingly, ACC was issued an equivalent number of Common Units in the Operating Partnership during those periods. As of December 31, 2011, 98.6% of the Operating Partnership’s units are

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

held by ACC as limited partner. In addition, as of December 31, 2011, other limited partners consisting of current and former members of management and unaffiliated third parties held approximately 1.4% of the units of the Operating Partnership. Common Units held by ACC Holdings as general partner accounted for less than 1% of the total units outstanding as of December 31, 2011.

The Operating Partnership follows accounting guidance which stipulates that securities requiring settlement in registered shares cannot be classified in permanent equity as it is not always completely within an issuer’s control to deliver registered shares. In accordance with such guidance, management evaluates whether the Operating Partnership controls the actions or events necessary to issue the maximum number of shares that could be required to be delivered under share settlement of the contract. Based on this assessment, which includes evaluating terms in the applicable agreements related to redemption provisions, the Operating Partnership has determined that Common Units and Series A Preferred Units in the Operating Partnership that are not held by ACC or ACC Holdings should be classified as “redeemable limited partners” in the mezzanine section of the consolidated balance sheets. The value of redeemable limited partners on the consolidated balance sheets is reported at the greater of carrying value or fair market value based on the common share price of ACC at the end of each respective reporting period. Changes in the fair market value from period to period are charged to limited partner’s capital on the accompanying consolidated statements of changes in capital. Accordingly, income or loss allocated to these redeemable limited partners on the Operating Partnership’s consolidated statements of operations includes the Series A Preferred Unit distributions as well as the pro rata share of the Operating Partnership’s net income or loss allocated to Common Units. Below is a table summarizing the activity of redeemable limited partners for the years ended December 31, 2011 and 2010:

Balance, December 31, 2009	$36,722
Net income	414
Distributions	(1,724)
Conversions of Common Units into common shares	(3,859)
Redemption of Common Units for cash	(123)
Adjustments to reflect redeemable limited partner units at fair value	3,274

Balance, December 31, 2010	34,704
Net income	930
Distributions	(1,415)
Conversions of Common Units into common shares	(1,103)
Redemption of Common Units for cash	(306)
Partnership units retained in connection with property acquisition	(157)
Adjustments to reflect redeemable limited partner units at fair value	9,876

Balance, December 31, 2011	$42,529

13. Incentive Award Plan

In May 2010, ACC’s stockholders approved the American Campus Communities, Inc. 2010 Incentive Award Plan (the “Plan”). The Plan provides for the grant of various stock-based incentive awards to selected employees and directors of the Company and the Company’s affiliates. The types of awards that may be granted under the Plan include incentive stock options, nonqualified stock options, RSAs, restricted stock units (“RSUs”), profits interest units (“PIUs”) and other stock-based awards. The Company has reserved a total of 1.7 million shares of ACC’s common stock for issuance pursuant to the Plan, subject to certain adjustments for changes in the Company’s capital structure, as defined in the Plan. As of December 31, 2011, 1,579,524 shares were available for issuance under the Plan.

Restricted Stock Units

Upon initial appointment to the Board of Directors and reelection to the Board of Directors at each Annual Meeting of Stockholders, each outside member of the Board of Directors is granted RSUs. On the Settlement Date, the Company will deliver to the recipients a number of shares of common stock or cash, as determined by the Compensation Committee of the Board of Directors, equal to the number of RSUs held by the recipients. In addition, recipients of RSUs are entitled to dividend equivalents equal to the cash distributions paid by the Company on one share of common stock for each RSU issued, payable currently or on the Settlement Date, as determined by the Compensation Committee of the Board of Directors.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Upon reelection to the Board of Directors in May 2011, all members of the Company’s Board of Directors were granted restricted stock units (“RSUs”) in accordance with the Plan. These RSUs were valued at $75,000 for the Chairman of the Board of Directors and at $51,500 for all other members. The number of RSUs was determined based on the fair market value of the Company’s stock on the date of grant, as defined in the Plan. All awards vested and settled immediately on the date of grant, and the Company delivered shares of common stock and cash, as determined by the Compensation Committee of the Board of Directors.

A summary of the Company’s RSUs under the Plan for the years ended December 31, 2011 and 2010, is presented below:

	Number of RSUs	Weighted-Average Grant Date Fair Value Per RSU
Outstanding at December 31, 2009	5,376	$29.77
Granted	9,674	26.77
Settled in common shares	(5,894)	27.24
Settled in cash	(9,156)	28.23

Outstanding at December 31, 2010	—	—
Granted	9,497	35.02
Settled in common shares	(3,279)	35.02
Settled in cash	(6,218)	35.02

Outstanding at December 31, 2011	—	$—

The Company recognized expense of approximately $0.3 million for each of the years ended December 31, 2011, 2010 and 2009, respectively, reflecting the fair value of the RSUs issued on the date of grant. The weighted-average grant-date fair value for each RSU granted during the year ended December 31, 2009 was $21.82.

Restricted Stock Awards

The Company awards RSAs to its executive officers and certain employees that vest in equal annual installments over a five year period. Unvested awards are forfeited upon the termination of an individual’s employment with the Company under specified circumstances. Recipients of RSAs receive dividends, as declared by the Company’s Board of Directors, on unvested shares, provided that the recipient continues to be employed by the Company. A summary of the Company’s RSAs under the Plan for the years ended December 31, 2011 and 2010, is presented below:

	Number of RSAs	Weighted-Average Grant Date Fair Value Per RSA
Nonvested balance at December 31, 2009	461,935	$24.21
Granted	206,144	25.96
Vested	(84,631)	24.77
Forfeited	(75,067)	24.55

Nonvested balance at December 31, 2010	508,381	27.27
Granted	193,978	31.55
Vested	(99,243)	25.19
Forfeited	(53,816)	25.52

Nonvested balance at December 31, 2011	549,300	$31.69

The fair value of RSA’s is calculated based on the closing market value of the Company’s common stock on the date of grant. The fair value of these awards is amortized to expense over the vesting periods, which amounted to approximately $4.3 million, $3.6 million and $2.7 million for the years ended December 31, 2011, 2010 and 2009, respectively. The weighted-average grant date fair value for each RSA granted and forfeited during the year ended December 31, 2009 was $21.13 and $26.28, respectively.

The total fair value of RSAs vested during the year ended December 31, 2011, was approximately $3.3 million. Additionally, as of December 31, 2011, the Company had approximately $10.9 million of total unrecognized compensation cost related to these RSAs, which is expected to be recognized over a remaining weighted-average period of 3.0 years.

14. Derivatives Instruments and Hedging Activities

The Operating Partnership is exposed to certain risk arising from both its business operations and economic conditions. The Operating Partnership principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Operating Partnership manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

derivative financial instruments. Specifically, the Operating Partnership enters into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Operating Partnership’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Operating Partnership’s known or expected cash receipts and its known or expected cash payments principally related to the Operating Partnership’s investments and borrowings.

Cash Flow Hedges of Interest Rate Risk

The Operating Partnership’s objectives in using interest rate derivatives are to add stability to interest expense and to manage its exposure to interest rate movements. To accomplish this objective, the Operating Partnership primarily uses interest rate swaps as part of its interest rate risk management strategy. Interest rate swaps designated as cash flow hedges involve the receipt of variable-rate amounts from a counterparty in exchange for the Operating Partnership making fixed-rate payments over the life of the agreements without exchange of the underlying notional amount. The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive Income (Loss) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. No portion of designated hedges was ineffective during the years ended December 31, 2011, 2010 and 2009.

As discussed in Note 11, in connection with the closing of the Operating Partnership’s new Credit Facility in May 2011, the Operating Partnership’s $100 million senior secured term loan was repaid and replaced with a new $200 million variable rate unsecured term loan. In connection with this transaction, the Operating Partnership’s two existing $50 million interest rate swaps that were previously hedging the variable cash flows associated with the $100 million senior secured term loan were applied to the new $200 million unsecured term loan. There was no ineffectiveness resulting from the application of these interest rate swaps to a portion of the new $200 million unsecured term loan, as the critical terms (reset dates, underlying index, business day convention, etc.) of the new $200 million unsecured term loan match the terms of the previous $100 million senior secured term loan and the existing interest rate swap contracts. As of December 31, 2011, the Operating Partnership also had a $33.2 million interest rate swap contract that was used to hedge the variable cash flows associated with the Cullen Oaks Phase I and Phase II loans.

The following table summarizes the Operating Partnership’s outstanding interest rate swap contracts as of December 31, 2011:

Date Entered	Effective Date	Maturity Date	Pay Fixed Rate	Receive Floating Rate Index	Notional Amount	Fair Value
Feb. 12, 2007	Feb. 15, 2007	Feb. 15, 2014	6.689%	LIBOR – 1 mo. plus 1.35%	$33,156	$(3,141)
Feb. 23, 2009	March 20, 2009	Feb. 20, 2012	1.785%	LIBOR – 1 month	50,000	(109)
Feb. 23, 2009	March 20, 2009	Feb. 20, 2012	1.800%	LIBOR – 1 month	50,000	(110)

The table below presents the fair value of the Operating Partnership’s derivative financial instruments as well as their classification on the consolidated balance sheets as of December 31, 2011 and December 31, 2010:

	Derivative Liabilities as of
	December 31, 2011		December 31, 2010
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate swap contracts	Other liabilities	$3,360	Other liabilities	$5,503

Total derivatives designated as hedging instruments		$3,360		$5,503

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The table below presents the effects of the Operating Partnership’s derivative financial instruments on other comprehensive income (“OCI”) for the years ended December 31, 2011, 2010 and 2009:

Cash Flow Hedging Relationships	Amount of Income (Loss) Recognized in OCI on Derivative (Effective Portion)
	Year Ended December 31,
	2011	2010	2009
Interest rate swap contracts	$2,143	$(1,147)	$761

Total	$2,143	$(1,147)	$761

15. Fair Value Disclosures

The following table presents information about the Operating Partnership’s financial instruments measured at fair value on a recurring basis as of December 31, 2011 and 2010, and indicates the fair value hierarchy of the valuation techniques utilized by the Operating Partnership to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities the Operating Partnership has the ability to access. Fair values determined by Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets and inputs other than quoted prices observable for the asset or liability, such as interest rates and yield curves observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.

In instances in which the inputs used to measure fair value may fall into different levels of the fair value hierarchy, the level in the fair value hierarchy within which the fair value measurement in its entirety has been determined is based on the lowest level input significant to the fair value measurement in its entirety. The Operating Partnership’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Disclosures concerning assets and liabilities measured at fair value are as follows:

Fair Value Measurements as of
December 31, 2011					December 31, 2010
	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Liabilities:
Derivative financial instruments	$—	$3,360	$—	$3,360	$—	$5,503	$—	$5,503

The Operating Partnership uses derivative financial instruments, specifically interest rate swaps, for nontrading purposes. The Operating Partnership uses interest rate swaps to manage interest rate risk arising from previously unhedged interest payments associated with variable rate debt. Through December 31, 2011, derivative financial instruments were designated and qualified as cash flow hedges. Derivative contracts with positive net fair values inclusive of net accrued interest receipts or payments, are recorded in other assets. Derivative contracts with negative net fair values, inclusive of net accrued interest payments or receipts, are recorded in other liabilities. The valuation of these instruments is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash receipts (or payments) and the discounted expected variable cash payments (or receipts). The variable cash payments (or receipts) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

The Operating Partnership incorporates credit valuation adjustments to appropriately reflect its own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of its derivative contracts for the effect of nonperformance risk, the Operating Partnership has considered the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds and guarantees.

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Although the Operating Partnership has determined the majority of the inputs used to value its derivatives fall within Level 2 of the fair value hierarchy, the credit valuation adjustments associated with its derivatives utilize Level 3 inputs, such as estimates of current credit spreads to evaluate the likelihood of default by the Operating Partnership and its counterparty. However, as of December 31, 2011, the Operating Partnership has assessed the significance of the impact of the credit valuation adjustments on the overall valuation of its derivative positions and has determined that the credit valuation adjustments are not significant to the overall valuation of the Operating Partnership’s derivative financial instruments. As a result, the Operating Partnership has determined each of its derivative valuations in its entirety is classified in Level 2 of the fair value hierarchy.

Other Fair Value Disclosures

Cash and Cash Equivalents, Restricted Cash, Student Contracts Receivable, Loans Receivable, Other Assets, Account Payable and Accrued Expenses and Other Liabilities: The Operating Partnership estimates that the carrying amount approximates fair value, due to the short maturity of these instruments.

Derivative Instruments: These instruments are reported on the balance sheet at fair value, which is based on calculations provided by independent, third-party financial institutions and represent the discounted future cash flows expected, based on the projected future interest rate curves over the life of the instrument.

Unsecured Term Loan, Unsecured Revolving Credit Facility, Secured Agency Facility and Construction Loans: the fair value of the Operating Partnership’s unsecured term loan, secured agency facility and construction loans approximate carrying values due to the variable interest rate feature of these instruments.

Mortgage Loans Payable: the fair value of mortgage loans payable is based on the present value of the cash flows at current market interest rates through maturity.

Bonds Payable: the fair value of bonds payable is based on market quotes for bonds outstanding.

The table below contains the estimated fair value and related carrying amounts for the Operating Partnership’s mortgage loans and bonds payable as of December 31, 2011 and December 31, 2010:

	December 31, 2011		December 31, 2010
	Fair Value	Carrying Amount	Fair Value	Carrying Amount
Mortgage loans	$840,985	$781,960	$1,032,742	$994,728
Bonds payable	53,711	47,220	49,489	49,375

16. Lease Commitments

The Operating Partnership as lessee has entered into ground/facility lease agreements with university systems and other third parties for the purpose of financing, constructing and operating student housing properties. Under the terms of the ground/facility leases, the lessor typically receives annual minimum rent during the earlier years and variable rent based upon the operating performance of the property during the latter years. The Operating Partnership recognizes rent expense under the straight-line method over the term of the lease and any difference between the straight-line rent amount and amount payable under the lease terms is recorded as prepaid or deferred rent. As of December 31, 2011 and 2010, prepaid rent totaled approximately $1.1 million and $0.7 million, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the Operating Partnership’s ground/facility lease agreements and related rent expense and/or capitalized rent for the year ended December 31, 2011 is summarized below:

Property	Primary University Served	Lease Commencement Date	Lease Term	Extension Option	2011 Rent Expense	2011 Rent Capitalized
Barrett Honors College (ACE)	Arizona State University	October 2007	65 years	2, 10 year options	$103	$—
Vista del Sol (ACE)	Arizona State University	December 2006	65 years	2, 10 year options	1,081	—
University Centre	Rutgers University	August 2005	95 years	none	331	—
University Village- Temple	Temple University	October 2003	75 years	4, 6 year options	191	—
Lobo Village (ACE) (1)	University of New Mexico	May 2010	40 years	3, 10 year options	142	198
Univ. Village Northwest (ACE) (1)	Prairie View A&M University	March 2011	30 years	none	4	4
Hilltop Townhomes (ACE) (2)	Northern Arizona University	May 2011	40 years	4, 10 year options	—	209
The Suites (ACE) (2)	Northern Arizona University	May 2011	40 years	4, 10 year options	—	151
Casas del Rio (ACE) (2)	University of New Mexico	May 2011	40 years	3, 10 year options	—	288
University Pointe at College Station (ACE) (3)	Portland State University	December 2010	65 years	2, 10 year options	—	292
Callaway House at Austin (4)	University of Texas at Austin	February 2011	99 years	2, 30 year options	—	206

Total					$1,852	$1,348

(1)	Straight-lined rental amounts were capitalized during the construction period and expensed upon the commencement of operations in August 2011.
(2)	Scheduled to open for occupancy in August 2012.
(3)	Scheduled to open for occupancy in September 2012.
(4)	Scheduled to open for occupancy in August 2013.

The Operating Partnership is a party to a lease for corporate office space beginning December 17, 2010, and expiring December 31, 2020. The Operating Partnership is also party to a lease for corporate office space beginning June 19, 2008, and expiring July 31, 2013. The terms of leases provide for a period of free rent and scheduled rental rate increases and common area maintenance charges upon expiration of the free rent period.

The Operating Partnership also has various operating and capital leases for furniture, office and technology equipment, which expire through 2016. Rental expense under the operating lease agreements approximated $3.2 million, $2.4 million and $2.2 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Wholly-owned properties, net at December 31, 2011 included approximately $1.5 million related to capital leases of furniture, net of approximately $1.2 million of accumulated amortization.

Future minimum commitments over the life of all leases subsequent to December 31, 2011, are as follows:

	Operating	Capital
2012	$4,552	$461
2013	4,088	—
2014	4,011	—
2015	3,948	—
2016	3,875	—
Thereafter	128,583	—

Total minimum lease payments	149,057	461
Amount representing interest	—	(11)

Balance of minimum lease payments	$149,057	$450

The capital lease obligations are reflected in other liabilities in the accompanying consolidated balance sheets and amortization of assets recorded under capital leases is included in depreciation expense.

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Commitments and Contingencies

Commitments

Development-related guarantees: For its third-party development projects, the Operating Partnership commonly provides alternate housing and project cost guarantees, subject to force majeure. These guarantees are typically limited, on an aggregate basis, to the amount of the projects’ related development fees or a contractually agreed-upon maximum exposure amount. Alternate housing guarantees typically expire five days after construction is complete and generally require the Operating Partnership to provide substitute living quarters and transportation for students to and from the university if the project is not complete by an agreed-upon completion date. Under project cost guarantees, the Operating Partnership is responsible for the construction cost of a project in excess of an approved budget. The budget consists primarily of costs included in the general contractors’ guaranteed maximum price contract (“GMP”). In most cases, the GMP obligates the general contractor, subject to force majeure and approved change orders, to provide completion date guarantees and to cover cost overruns and liquidated damages. In addition, the GMP is typically secured with payment and performance bonds. Project cost guarantees expire upon completion of certain developer obligations, which are normally satisfied within one year after completion of the project.

In the normal course of business, the Operating Partnership enters into various development-related purchase commitments with parties that provide development-related goods and services. In the event that the Operating Partnership was to terminate development services prior to the completion of projects under construction, the Operating Partnership could potentially be committed to satisfy outstanding purchase orders with such parties. At December 31, 2011, management did not anticipate any material deviations from schedule or budget related to third-party development projects currently in progress.

Guaranty of Joint Venture Mortgage Debt: The Operating Partnership’s joint venture with Fidelity (see Note 10) is funded in part with secured third party debt in the amount of $18.2 million. The Operating Partnership serves as non-recourse, carve-out guarantor of this debt, which means the Operating Partnership is liable to the lender for any loss, damage, cost, expense, liability, claim or other obligation incurred by the lender arising out of or in connection with certain non-recourse exceptions in connection with the debt. Pursuant to the limited liability company agreement, the joint venture agreed to indemnify, defend and hold harmless the Operating Partnership with respect to such obligations, except to the extent such obligations were caused by the willful misconduct, gross negligence, fraud or bad faith of the Operating Partnership or its employees, agents or affiliates. Therefore, the Operating Partnership’s exposure under the guarantee for obligations not caused by the willful misconduct, gross negligence, fraud or bad faith of the Operating Partnership or its employees, agents or affiliates is not expected to exceed the Operating Partnership’s 10% proportionate interest in the related mortgage debt.

The Operating Partnership has estimated the fair value of guarantees entered into to be immaterial. The Operating Partnership’s estimated maximum exposure amount under the above guarantees is approximately $28.6 million.

Contingencies

Litigation: In the normal course of business, the Operating Partnership is subject to claims, lawsuits, and legal proceedings. While it is not possible to ascertain the ultimate outcome of such matters, management believes that the aggregate amount of such liabilities, if any, in excess of amounts provided or covered by insurance, will not have a material adverse effect on the consolidated financial position or results of operations of the Operating Partnership.

Letters of Intent: In the ordinary course of the Operating Partnership’s business, the Operating Partnership enters into letters of intent indicating a willingness to negotiate for acquisitions, dispositions or joint ventures. Such letters of intent are non-binding, and neither party to the letter of intent is obligated to pursue negotiations unless and until a definitive contract is entered into by the parties. Even if definitive contracts are entered into, the letters of intent relating to the acquisition and disposition of real property and resulting contracts generally contemplate that such contracts will provide the acquirer with time to evaluate the property and conduct due diligence, during which periods the acquirer will have the ability to terminate the contracts without penalty or forfeiture of any deposit or earnest money. There can be no assurance that definitive contracts will be entered into with respect to any matter covered by letters of intent or that the Operating Partnership will consummate any transaction contemplated by any definitive contract. Furthermore, due diligence periods for real property are frequently extended as needed. Once the due diligence period expires, the Operating Partnership is then at risk under a real property acquisition contract, but only to the extent of any earnest money deposits associated with the contract.

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Environmental Matters: The Operating Partnership is not aware of any environmental liability with respect to the properties that would have a material adverse effect on the Operating Partnership’s business, assets or results of operations. However, there can be no assurance that such a material environmental liability does not exist. The existence of any such material environmental liability could have an adverse effect on the Operating Partnership’s results of operations and cash flows.

18. Segments

The Operating Partnership defines business segments by their distinct customer base and service provided. The Operating Partnership has identified four reportable segments: Wholly-Owned Properties, On-Campus Participating Properties, Development Services, and Property Management Services. Management evaluates each segment’s performance based on operating income before depreciation, amortization, minority interests and allocation of corporate overhead. Intercompany fees are reflected at the contractually stipulated amounts.

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31,
	2011	2010	2009
Wholly-Owned Properties
Rental revenues	$350,314	$287,329	$253,536
Interest and other income	68	42	40

Total revenues from external customers	350,382	287,371	253,576
Operating expenses before depreciation, amortization, ground/facility lease, and allocation of corporate overhead	(166,198)	(135,537)	(123,075)
Ground/facility leases	(1,329)	(1,103)	(1,021)
Interest expense	(36,525)	(46,605)	(49,468)

Operating income before depreciation, amortization and allocation of corporate overhead	$146,330	$104,126	$80,012

Depreciation and amortization	$81,338	$67,040	$64,326

Capital expenditures	$225,852	$75,249	$117,990

Total segment assets at December 31,	$2,843,749	$2,522,690	$2,093,638

On-Campus Participating Properties
Rental revenues	$25,252	$23,975	$22,727
Interest and other income	15	18	42

Total revenues from external customers	25,267	23,993	22,769
Operating expenses before depreciation, amortization, ground/facility lease, and allocation of corporate overhead	(9,437)	(9,811)	(9,650)
Ground/facility lease	(2,279)	(1,841)	(1,086)
Interest expense	(5,840)	(6,006)	(6,183)

Operating income before depreciation, amortization and allocation of corporate overhead	$7,711	$6,335	$5,850

Depreciation and amortization	$4,468	$4,345	$4,350

Capital expenditures	$1,832	$1,141	$739

Total segment assets at December 31,	$73,109	$75,948	$78,718

Development Services
Development and construction management fees	$7,497	$9,302	$5,015
Operating expenses	(9,820)	(9,367)	(8,590)

Operating loss before depreciation, amortization and allocation of corporate overhead	$(2,323)	$(65)	$(3,575)

Total segment assets at December 31,	$14,159	$4,757	$4,338

Property Management Services
Property management fees from external customers	$7,254	$8,670	$8,795
Intersegment revenues	13,867	11,558	10,730

Total revenues	21,121	20,228	19,525
Operating expenses	(9,532)	(7,842)	(7,406)

Operating income before depreciation, amortization and allocation of corporate overhead	$11,589	$12,386	$12,119

Total segment assets at December 31,	$4,535	$4,513	$4,545

Reconciliations
Total segment revenues	$404,267	$340,894	$300,885
Unallocated interest income earned on corporate cash	501	127	36
Elimination of intersegment revenues	(13,867)	(11,558)	(10,730)

Total consolidated revenues, including interest income	$390,901	$329,463	$290,191

Segment operating income before depreciation, amortization and allocation of corporate overhead	$163,307	$122,782	$94,406
Depreciation and amortization	(92,089)	(77,561)	(73,280)
Net unallocated expenses relating to corporate overhead	(28,075)	(26,090)	(18,725)
Loss from unconsolidated joint ventures	(641)	(2,023)	(2,073)
Gain on fair value remeasurements of equity method investments	—	4,098	—
Other nonoperating income	—	1,596	402
Income tax provision	(433)	(570)	(540)

Income from continuing operations	$42,069	$22,232	$190

Total segment assets	$2,935,552	$2,607,908	$2,181,239
Unallocated corporate assets	73,030	85,576	53,742

Total assets at December 31,	$3,008,582	$2,693,484	$2,234,981

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. Quarterly Financial Information (Unaudited)

The information presented below represents the quarterly consolidated financial results of the Operating Partnership for the years ended December 31, 2011 and 2010.

	2011
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
Total revenues	$99,267	$89,092	$96,108	$105,850	$390,317
Net income attributable to common unitholders	$17,654	$22,029	$1,662	$16,031	$57,376
Net income attributable to common unitholders per unit – basic	$0.26	$0.31	$0.02	$0.22	$0.81	(1)
Net income attributable to common shareholders per unit – diluted	$0.25	$0.31	$0.02	$0.22	$0.80	(1)

	2010
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
Total revenues	$77,698	$72,865	$84,589	$94,124	$329,276
Net (loss) income attributable to common unitholders	$(2,238)	$787	$3,956	$13,935	$16,440
Net (loss) income attributable to common unitholders per unit – basic	$(0.05)	$0.01	$0.06	$0.20	$0.26	(1)
Net (loss) income attributable to common unitholders per unit – diluted	$(0.05)	$0.01	$0.06	$0.20	$0.26	(1)

(1)

Net income (loss) per unit is computed independently for each of the quarters presented. Therefore, the sum of quarterly net income (loss) per unit amounts may not equal the total computed for the year.

20. Subsequent Events

Credit Facility: On January 10, 2012, the Operating Partnership entered into a First Amendment to Third Amended and Restated Credit Agreement (the “First Amendment”). Pursuant to the First Amendment, the Operating Partnership’s $200 million unsecured term loan was increased in size to $350 million, such that, when combined with the Operating Partnership’s $450 million unsecured revolving credit facility, the Operating Partnership has an aggregate Credit Facility of $800 million, which may be expanded by up to an additional $100 million upon the satisfaction of certain conditions. The Operating Partnership used the proceeds from the expanded term loan to repay outstanding amounts on the revolving credit facility.

In addition, the maturity date of the term loan was extended from May 20, 2015 to January 10, 2017 and the maturity date of the revolving credit facility was extended to January 10, 2016, and can be extended for an additional 12 months to January 10, 2017, subject to the satisfaction of certain conditions. The First Amendment provides for the interest rate on each loan at a variable rate, at the Operating Partnership’s option, based upon a base rate or one-, two-, three- or six-month LIBOR, plus, in each case, a spread based upon the Operating Partnership’s investment grade rating from either Moody’s Investor Services, Inc. or Standard & Poor’s Rating Group, which are more favorable than those contained in the prior facility discussed in Note 11.

Interest Rate Swaps: On February 2, 2012, the Operating Partnership entered into multiple interest rate swap agreements totaling $350 million to hedge the Operating Partnership’s exposure to fluctuations in interest payments on its LIBOR-based unsecured term loan. The swaps are effective February 2, 2012 through January 2, 2017. Under the terms of the interest rate swap agreements, the Operating Partnership will pay an average fixed rate of 0.8792% plus a spread based upon the Operating Partnership’s credit rating and receives a floating rate of LIBOR. The counter-parties to the swaps are major financial institutions.

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2011 ATM Equity Program: Subsequent to December 31, 2011, ACC sold approximately 1.8 million shares under its 2011 ATM Equity Program for net proceeds of approximately $73.9 million after payment of approximately $1.1 million of commissions paid to sales agents. As a result, the Operating Partnership issued an equivalent number of common OP units to ACC in exchange for the contribution of the proceeds to the Operating Partnership.

Property Acquisition: In January 2012, the Operating Partnership acquired the remaining 90% ownership interest in University Heights, a former Fidelity joint venture asset, for a purchase price of $14.5 million. The 636-bed off-campus community serves students attending the University of Tennessee in Knoxville. The Operating Partnership did not assume any property-level debt as part of this transaction.

Distributions: On January 27, 2012, ACC declared a fourth quarter 2011 distribution per share of $0.3375 which was paid on February 24, 2012 to all common unitholders of record as of February 13, 2012. At the same time, the Operating Partnership paid the quarterly cumulative preferential distribution to holders of Series A Preferred Units (see Note 12).

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21. Schedule of Real Estate and Accumulated Depreciation

			Initial Cost		Basis Step-Up			Total Costs
	Units	Beds	Land	Buildings and Improvements and Furniture, Fixtures and Equipment	Land	Buildings and Improvements and Furniture, Fixtures and Equipment	Costs Capitalized Subsequent to Acquisition	Land	Buildings and Improvements and Furniture, Fixtures and Equipment	Total (1)	Accumulated Depreciation (2)	Encumbrances (3)	Year Built
Wholly-Owned Properties
The Village at Blacksburg	288	1,056	$3,826	$22,155	$—	$—	$4,545	$3,826	$26,700	$30,526	$9,099	$—	1990/1998
The Callaway House	173	538	5,081	20,499	—	—	2,104	5,081	22,603	27,684	7,676	—	1999
The Village at Alafaya Club	228	839	3,788	21,851	—	—	2,026	3,788	23,877	27,665	7,834	—	1999
The Village at Science Drive	192	732	4,673	19,021	—	—	1,374	4,673	20,395	25,068	5,859	—	2000
University Village at Boulder Creek	82	309	939	14,887	96	1,506	1,005	1,035	17,398	18,433	5,022	14,608	2002
University Village- Fresno	105	406	900	15,070	29	483	406	929	15,959	16,888	4,048	—	2004
University Village- Temple	220	749	—	38,739	—	2,380	771	—	41,890	41,890	9,407	—	2004
University Village at Sweet Home	269	828	2,473	34,626	—	—	730	2,473	35,356	37,829	7,635	—	2005
University Club Townhomes (4)	216	736	4,665	23,103	—	—	3,471	4,665	26,574	31,239	7,264	3,903	2000/2002
College Club Townhomes (5)	136	544	2,099	16,049	—	—	2,133	2,099	18,182	20,281	4,837	—	2001/2004
University Club Apartments	94	376	1,416	11,848	—	—	1,121	1,416	12,969	14,385	2,660	—	1999
The Estates	396	1,044	4,254	43,164	—	—	2,292	4,254	45,456	49,710	9,387	34,855	2002
CityParc at Fry Street	136	418	1,902	17,678	—	—	1,041	1,902	18,719	20,621	4,176	10,560	2004
Entrada Real	98	363	1,475	15,859	—	—	633	1,475	16,492	17,967	2,881	8,767	2000
University Village- Tallahassee (6)	217	716	4,322	26,225	—	—	2,146	4,322	28,371	32,693	5,131	—	1990/91/92
Royal Village Gainesville	118	448	2,484	15,153	—	—	1,157	2,484	16,310	18,794	3,065	—	1996
Northgate Lakes	194	710	4,807	27,284	—	—	1,556	4,807	28,840	33,647	5,145	—	1998
Royal Lexington	94	364	2,848	12,783	—	—	1,717	2,848	14,500	17,348	2,646	—	1994
The Woods at Greenland	78	276	1,050	7,286	—	—	699	1,050	7,985	9,035	1,544	5,573	2001
Raiders Crossing	96	276	1,089	8,404	—	—	681	1,089	9,085	10,174	1,733	6,015	2002
Raiders Pass	264	828	3,877	32,445	—	—	1,480	3,877	33,925	37,802	6,063	17,735	2002
Aggie Station	156	450	1,634	18,821	—	—	776	1,634	19,597	21,231	3,391	10,590	2002
The Outpost- San Marcos	162	486	1,987	18,973	—	—	681	1,987	19,654	21,641	3,355	12,544	2004
The Outpost- San Antonio	276	828	3,262	36,252	—	—	750	3,262	37,002	40,264	6,181	22,072	2005
Callaway Villas	236	704	3,903	32,286	—	—	455	3,903	32,741	36,644	5,904	—	2006
The Village on Sixth Avenue	248	752	2,763	22,480	—	—	2,320	2,763	24,800	27,563	4,149	16,185	2000/2006
Newtown Crossing	356	942	7,004	53,597	—	—	944	7,004	54,541	61,545	8,591	30,091	2005/2007
Olde Town University Square	224	550	2,277	24,614	—	—	865	2,277	25,479	27,756	4,384	19,481	2005
Peninsular Place	183	478	2,306	16,559	—	—	486	2,306	17,045	19,351	3,118	16,006	2005
University Centre	234	838	—	77,378	—	—	2,817	—	80,195	80,195	10,666	—	2007
Sunnyside Commons	68	161	6,933	768	—	—	241	6,933	1,009	7,942	145	—	1925/2001
Pirates Place Townhomes	144	528	1,159	9,652	—	—	1,583	1,159	11,235	12,394	1,494	5,901	1996
The Highlands	216	732	4,821	24,822	—	—	1,318	4,821	26,140	30,961	3,186	—	2004
The Summit and Jacob Heights (7)	258	930	2,318	36,464	—	—	756	2,318	37,220	39,538	3,953	30,623	2003/04/06
GrandMarc- Seven Corners	186	440	4,491	28,807	—	—	1,166	4,491	29,973	34,464	3,179	17,410	2000
University Village- Sacramento	250	394	7,275	12,639	—	—	1,584	7,275	14,223	21,498	1,740	14,740	1979

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

			Initial Cost		Basis Step-Up			Total Costs
	Units	Beds	Land	Buildings and Improvements and Furniture, Fixtures and Equipment	Land	Buildings and Improvements and Furniture, Fixtures and Equipment	Costs Capitalized Subsequent to Acquisition	Land	Buildings and Improvements and Furniture, Fixtures and Equipment	Total (1)	Accumulated Depreciation (2)	Encumbrances (3)	Year Built
Aztec Corner	180	606	$17,460	$32,209	$—	$—	$477	$17,460	$32,686	$50,146	$3,389	$28,494	1995
University Crossings	260	1,016	20,622	47,830	—	—	6,212	20,622	54,042	74,664	5,434	39,716	1926/2003
Campus Corner	254	796	1,591	20,928	—	—	997	1,591	21,925	23,516	2,582	22,266	1997
The Tower at 3rd	188	375	1,145	19,128	—	—	8,777	1,145	27,905	29,050	2,906	14,491	1973
University Mills	121	481	524	12,334	—	—	744	524	13,078	13,602	1,617	8,463	2002
Pirates Cove	264	1,056	2,173	26,704	—	—	2,586	2,173	29,290	31,463	4,162	—	2000
University Manor	168	600	1,387	14,889	—	—	1,816	1,387	16,705	18,092	2,309	13,699	2002
Brookstone Village	124	238	1,203	7,024	—	—	1,042	1,203	8,066	9,269	954	4,141	1993
Campus Walk- Wilmington	289	290	2,794	11,718	—	—	938	2,794	12,656	15,450	1,325	6,700	1989
University Pines	144	552	1,707	17,527	—	—	949	1,707	18,476	20,183	2,085	10,689	2001
Lakeside Apartments	244	776	2,347	22,999	—	—	2,069	2,347	25,068	27,415	3,212	14,100	1991
The Club	120	480	1,164	11,979	—	—	1,664	1,164	13,643	14,807	1,934	—	1989
The Edge- Orlando	306	930	6,053	37,802	—	—	2,029	6,053	39,831	45,884	4,526	—	1999
University Place	144	528	2,794	15,639	—	—	800	2,794	16,439	19,233	1,926	—	2003
Southview Apartments	240	960	3,492	41,760	—	—	3,521	3,492	45,281	48,773	5,863	18,918	1998
Stone Gate Apartments	168	672	2,929	28,164	—	—	1,835	2,929	29,999	32,928	3,525	14,264	2000
The Commons	132	528	2,173	17,786	—	—	1,571	2,173	19,357	21,530	2,417	5,064	1991
University Gables	168	648	1,309	13,148	—	—	1,999	1,309	15,147	16,456	2,269	13,487	2001
Campus Ridge	132	528	960	12,831	—	—	612	960	13,443	14,403	1,607	—	2003
The Enclave	120	480	582	9,205	—	—	1,007	582	10,212	10,794	1,334	9,396	2002
Hawks Landing	122	484	1,445	13,735	—	—	2,720	1,445	16,455	17,900	2,310	15,600	1994
Willowtree Apts. and Towers (8)	473	851	9,807	21,880	—	—	1,033	9,807	22,913	32,720	2,678	—	1968/1974
Abbott Place	222	654	1,833	18,313	—	—	2,036	1,833	20,349	22,182	2,785	17,850	1999
The Centre	232	700	1,804	19,395	—	—	1,165	1,804	20,560	22,364	2,603	19,875	2004
University Meadows	184	616	1,426	14,870	—	—	1,436	1,426	16,306	17,732	2,061	9,633	2001
Campus Way	194	680	1,581	21,845	—	—	1,851	1,581	23,696	25,277	2,977	15,375	1993
University Pointe	204	682	989	27,576	—	—	893	989	28,469	29,458	3,155	21,300	2004
University Trails	240	684	1,183	25,173	—	—	1,060	1,183	26,233	27,416	3,022	—	2003
Vista del Sol (ACE)	613	1,866	—	135,939	—	—	1,246	—	137,185	137,185	14,314	—	2008
Villas at Chestnut Ridge	196	552	2,756	33,510	—	—	200	2,756	33,710	36,466	3,589	—	2008
Barrett Honors College (ACE)	604	1,721	—	131,302	—	—	297	—	131,599	131,599	9,225	—	2009
Campus Trails	156	480	1,358	11,291	—	—	3,048	1,358	14,339	15,697	1,545	7,486	1991
Lions Crossing	204	696	4,453	32,824	—	—	581	4,453	33,405	37,858	1,283	—	1996
Nittany Crossing	204	684	4,337	31,920	—	—	521	4,337	32,441	36,778	1,237	—	1996
State College Park	196	752	4,612	34,027	—	—	1,215	4,612	35,242	39,854	1,386	—	1991
The View	157	590	1,499	11,004	—	—	687	1,499	11,691	13,190	485	—	2003
Chapel Ridge	180	544	4,244	30,792	—	—	324	4,244	31,116	35,360	1,154	16,180	2003
Chapel View	224	358	2,161	16,062	—	—	241	2,161	16,303	18,464	622	9,690	1986
University Oaks	181	662	2,150	17,369	—	—	302	2,150	17,671	19,821	751	22,150	2004

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

			Initial Cost		Basis Step-Up			Total Costs
	Units	Beds	Land	Buildings and Improvements and Furniture, Fixtures and Equipment	Land	Buildings and Improvements and Furniture, Fixtures and Equipment	Costs Capitalized Subsequent to Acquisition	Land	Buildings and Improvements and Furniture, Fixtures and Equipment	Total (1)	Accumulated Depreciation (2)	Encumbrances (3)	Year Built
Blanton Common	276	860	$3,788	$29,662	$—	$—	$474	$3,788	$30,136	$33,924	$1,179	$29,000	2005/2007
University Heights	176	528	1,387	8,236	—	—	786	1,387	9,022	10,409	626	—	2001
Burbank Commons	134	532	2,512	20,063	—	—	611	2,512	20,674	23,186	857	14,888	1995
University Crescent	192	612	3,548	28,403	—	—	471	3,548	28,874	32,422	1,183	24,150	1999
University Greens	156	516	1,117	9,244	—	—	494	1,117	9,738	10,855	440	—	2000
The Edge- Charlotte	180	720	3,076	22,841	—	—	444	3,076	23,285	26,361	841	—	1999
University Walk	120	480	2,016	14,599	—	—	1,133	2,016	15,732	17,748	574	—	2002
Uptown Apartments	180	528	3,031	21,685	—	—	342	3,031	22,027	25,058	709	—	2004
Sanctuary Lofts	201	487	2,960	18,180	—	—	2,463	2,960	20,643	23,603	1,041	—	2006
2nd Avenue Centre	274	868	4,434	27,236	—	—	1,202	4,434	28,438	32,872	932	—	2008
Villas at Babcock	204	792	4,642	30,901	—	—	21	4,642	30,922	35,564	609	—	2011
Lobo Village (ACE)	216	864	—	42,490	—	—	26	—	42,516	42,516	569	—	2011
Villas on Sycamore	170	680	3,000	24,640	—	—	26	3,000	24,666	27,666	511	—	2011
University Village Northwest (ACE)	36	144	—	4,228	—	—	3	—	4,231	4,231	66	—	2011
University Shoppes – Orlando (9)	—	—	25,668	1,400	—	—	—	25,668	1,400	27,068	389	—	1976/1987
Eagles Trail	216	792	608	19,061	—	—	713	608	19,774	20,382	145	—	2007
Studio Green	370	684	6,366	434	—	—	4	6,366	438	6,804	174	—	1963/1968
26 West	367	1,026	21,396	63,994	—	—	1	21,396	63,995	85,391	137	—	2008
The Varsity	258	901	11,605	108,529	—	—	—	11,605	108,529	120,134	122	—	2011
University Pointe at College Station (ACE) (10)	282	978	—	51,617	—	—	—	—	51,617	51,617	—	19,269	2012
Casas del Rio (ACE) (10)	283	1,028	—	9,893	—	—	—	—	9,893	9,893	—	—	2012
The Suites (ACE) (10)	275	550	—	10,353	—	—	—	—	10,353	10,353	—	2,400	2012
Hilltop Townhomes (ACE) (10)	144	576	—	12,789	—	—	—	—	12,789	12,789	—	2,761	2012
U Club on Frey (10)	114	456	3,300	8,841	—	—	—	3,300	8,841	12,141	—	—	2012
Campus Edge on UTA Boulevard (10)	128	488	2,661	7,057	—	—	—	2,661	7,057	9,718	—	—	2012
U Club Townhomes on Marion Pugh (10)	160	640	6,722	16,578	—	—	—	6,722	16,578	23,300	—	—	2012
Villas on Rensch (10)	153	610	10,231	14,359	—	—	—	10,231	14,359	24,590	—	—	2012
The Village at Overton Park (10)	163	612	5,262	11,914	—	—	—	5,262	11,914	17,176	—	—	2012
Casa de Oro (ACE) (10)	109	365	—	2,504	—	—	—	—	2,504	2,504	—	—	2012
The Villas at Vista del Sol (ACE) (10)	104	400	—	5,308	—	—	—	—	5,308	5,308	—	—	2012
University Edge (10) (11)	201	608	4,801	5,395	—	—	—	4,801	5,395	10,196	—	4,920	2012

Subtotal (12)	21,285	67,890	$366,279	$2,581,106	$125	$4,369	$121,545	$366,404	$2,707,020	$3,073,424	$300,210	$774,074

On-Campus Participating Properties
University Village – PVAMU	612	1,920	$—	$36,506	$—	$—	$3,749	$—	$40,255	$40,255	$22,168	$23,999	1996/97/98
University College – PVAMU	756	1,470	—	22,650	—	—	2,492	—	25,142	25,142	11,374	19,550	2000/2003

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

			Initial Cost		Basis Step-Up			Total Costs
	Units	Beds	Land	Buildings and Improvements and Furniture, Fixtures and Equipment	Land	Buildings and Improvements and Furniture, Fixtures and Equipment	Costs Capitalized Subsequent to Acquisition	Land	Buildings and Improvements and Furniture, Fixtures and Equipment	Total (1)	Accumulated Depreciation (2)	Encumbrances (3)	Year Built
University Village – TAMIU	84	250	$—	$5,844	$—	$—	$723	$—	$6,567	$6,567	$3,519	$3,671	1997
Cullen Oaks Phase I and II	411	879	—	33,910	—	—	1,824	—	35,734	35,734	10,787	32,097	2001/2005

Subtotal	1,863	4,519	—	98,910	—	—	8,788	—	107,698	107,698	47,848	79,317

Undeveloped land parcels	—	—	15,843	—	—	—	—	15,843	—	15,843	—	—

Total	23,148	72,409	$382,122	$2,680,016	$125	$4,369	$130,333	$382,247	$2,814,718	$3,196,965	$348,058	$853,391

(1)	Total aggregate costs for Federal income tax purposes is approximately $3,247.9 million.
(2)	The depreciable lives for buildings and improvements and furniture, fixtures and equipment range from three to forty years.
(3)	Total encumbrances exclude net unamortized debt premiums of approximately $10.3 million and net unamortized debt discounts of approximately $5.2 million as of December 31, 2011.
(4)

For property portfolio count purposes (as described in Note 1) University Club Townhomes includes two properties: University Club Tallahassee and The Grove at University Club. For lease administration purposes these two properties are reported combined.

(5)

For property portfolio count purposes (as described in Note 1) College Club Townhomes includes two properties: College Club Tallahassee and The Greens at College Club. For lease administration purposes these two properties are reported combined.

(6)

For property portfolio count purposes (as described in Note 1) University Village—Tallahassee includes three properties: Royal Oaks, Royal Pavilion and Royal Village Tallahassee. For lease administration purposes these three properties are reported combined.

(7)

For property portfolio count purposes (as described in Note 1) The Summit and Jacob Heights includes three properties: Jacob Heights I, Jacob Heights III and The Summit. For lease administration purposes these three properties are reported combined.

(8)

For property portfolio count purposes (as described in Note 1) Willowtree Apartments and Towers includes two properties: Willowtree Apartments and Willowtree Towers. For lease administration purposes these two properties are reported combined.

(9)

This property is a retail shopping center and does not currently have units or beds. The Operating Partnership plans to develop the site into a mixed-use community including both student housing and retail.

(10)	Initial costs represent construction costs associated with the development of this property. Year built represents the scheduled completion date.
(11)

This property is not included in the property portfolio count (as described in Note 1) because the Operating Partnership does not currently own the property but the Operating Partnership was determined to be the primary beneficiary of the VIE that owns University Edge and therefore consolidates the assets and liabilities of the property.

(12)	Amounts include Pirates Cove, which is classified as wholly-owned property held for sale in the accompanying consolidated balance sheets as of December 31, 2011.

AMERICAN CAMPUS COMMUNITIES OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The changes in the Operating Partnership’s investments in real estate and related accumulated depreciation for each of the years ended December 31, 2011, 2010 and 2009 are as follows:

	For the Year Ended December 31,
	2011			2010		2009
	Wholly- Owned (1)		On-Campus (2)	Wholly- Owned (1)	On-Campus (2)	Wholly- Owned (1)	On-Campus (2)

Investments in Real Estate:
Balance, beginning of year	$2,674,204		$105,865	$2,188,790	$104,724	$2,100,185	$103,985
Acquisition of land for development	13,059		—	16,050	—	9,390	—
Acquisition of properties	259,061		—	425,472	—	—	—
Improvements and development expenditures	229,191		1,833	82,008	1,141	107,647	739
Provision for asset impairment	(559)		—	(4,036)	—	—	—
Disposition of properties	(85,689)		—	(34,080)	—	(28,432)	—

Balance, end of year	$3,089,267	(3)	$107,698	$2,674,204	$105,865	$2,188,790	$104,724

Accumulated Depreciation:
Balance, beginning of year	$(240,360)		$(43,379)	$(173,820)	$(39,034)	$(113,352)	$(34,683)
Depreciation for the year	(79,096)		(4,469)	(68,719)	(4,345)	(61,765)	(4,351)
Disposition of properties	19,246		—	2,179	—	1,297	—

Balance, end of year	$(300,210	)(3)	$(47,848)	$(240,360)	$(43,379)	$(173,820)	$(39,034)

(1)	Includes owned off-campus properties and owned on-campus properties.
(2)	Includes on-campus participating properties.
(3)

The investments in real estate and accumulated depreciation balances above include Pirates Cove which is classified as wholly-owned property held for sale in the accompanying consolidated balance sheets as of December 31, 2011.